As filed with the Securities and Exchange Commission on March 31, 2004
                                                    REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ____________________

                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                              ____________________

         CARNIVAL CORPORATION                            CARNIVAL PLC
          (Exact name of registrant as specified in its charter)
          REPUBLIC OF PANAMA                           ENGLAND AND WALES
          (State or other jurisdiction of incorporation or organization)
                 4400                                        4400
         (Primary Standard Industrial Classification Code Number)
              59-1562976                                     NONE

                       (I.R.S. Employer Identification No.)

        3655 N.W. 87TH AVENUE                           CARNIVAL HOUSE
      MIAMI, FLORIDA 33178-2428                       5 GAINSFORD STREET
            (305)                                     599-2600 LONDON SE1
                                                      2NE, UNITED KINGDOM 011
                                                      44 20 7940 5381
  (Address,including zip code, and telephone number, including area code, of registrant's principal executive offices)

         ARNALDO PEREZ, ESQ.                        ARNALDO PEREZ, ESQ.
        SENIOR VICE PRESIDENT,                    SENIOR VICE PRESIDENT,
    GENERAL COUNSEL AND SECRETARY          GENERAL COUNSEL AND COMPANY SECRETARY
         CARNIVAL CORPORATION                          CARNIVAL PLC
        3655 N.W. 87TH AVENUE                         CARNIVAL HOUSE
      MIAMI, FLORIDA 33178-2428                     5 GAINSFORD STREET
            (305)599-2600                             LONDON, SE1 2NE
                                                    011 44 20 7940 5381
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:
                              JOHN C. KENNEDY, ESQ.
                  PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
                           1285 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10019-6064
                                 (212) 373-3000
                             _______________________

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                             _______________________

                                    CALCULATION OF REGISTRATION FEE
=========================================================================================================
     TITLE OF EACH CLASS       AMOUNT TO BE   PROPOSED MAXIMUM   PROPOSED MAXIMUM        AMOUNT OF
     OF SECURITIES TO BE        REGISTERED     OFFERING PRICE   AGGREGATE OFFERING  REGISTRATION FEE (2)
         REGISTERED                              PER SHARE           PRICE (1)
---------------------------------------------------------------------------------------------------------
3 3/4% Senior Notes Due        $550,000,000         100%           $550,000,000           $69,685
2007
---------------------------------------------------------------------------------------------------------
Guarantees of 3 3/4 % Senior       N/A              N/A                 N/A               N/A (3)
Notes due 2007
---------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933.

(2) The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933.

(3) No additional consideration is being received for the guarantees and therefore no additional fee is required.
                             _______________________

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
     SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED __________ , 2004

PROSPECTUS
                              CARNIVAL CORPORATION
                         EXCHANGE OFFER FOR $550,000,000
                          3 3/4% SENIOR NOTES DUE 2007
                           GUARANTEED BY CARNIVAL PLC

THE NOTES AND THE GUARANTEES

         We are offering to exchange $550,000,000 of our outstanding 3 3/4% Senior Notes due 2007, which were issued on November 10, 2003 and which we refer to as the initial notes, for a like aggregate amount of our registered 3 3/4% Senior Notes due 2007, which we refer to as the exchange notes. The exchange notes will be issued under an indenture dated as of April 25, 2001, as supplemented by a fourth supplemental indenture dated as of November 10, 2003, pursuant to which we issued the initial notes.

         We will pay interest on the exchange notes on May 15 and November 15 of each year, beginning on May 15, 2004. The notes will mature on November 15, 2007. We may redeem all of the notes in the event of tax law changes requiring the payment of additional amounts.

         The exchange notes will be our senior, unsecured obligations. Carnival plc is guaranteeing our monetary obligations under the notes on an unsecured and unsubordinated basis. The notes, as guaranteed, will rank equally with all of the unsecured and unsubordinated indebtedness of Carnival Corporation and Carnival plc, effectively junior to all of the secured indebtedness of Carnival Corporation and Carnival plc, to the extent of the assets securing that indebtedness, and effectively junior to all indebtedness of the subsidiaries of Carnival Corporation and Carnival plc.

                  TERMS OF THE EXCHANGE OFFER

         o        It will expire at 5:00 p.m., New York City time, on          ,
                  2004, unless we extend it.

         o If all the conditions to this exchange offer are satisfied, we will exchange all of our initial notes, that are validly tendered and not withdrawn for new notes, which we refer to as the exchange notes.

         o You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.

         o The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

         o The exchange notes that we will issue you in exchange for your initial notes are new securities with no established market for trading.

         BEFORE PARTICIPATING IN THIS EXCHANGE OFFER, PLEASE REFER TO THE
SECTION IN THIS PROSPECTUS ENTITLED "RISK FACTORS" COMMENCING ON PAGE 12.

         Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where the initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Carnival Corporation and Carnival plc have agreed that, for a period of 90 days after the expiration date of this exchange offer, Carnival Corporation will make this prospectus available to any broker-dealer for use in connection with any such resale. Please refer to the section of this prospectus entitled "Plan of Distribution."

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


               --------------------------------------------------

                     The date of this prospectus is , 2004.

               --------------------------------------------------

                                TABLE OF CONTENTS

INCORPORATION BY REFERENCE.....................................................i
SUMMARY........................................................................1
RISK FACTORS..................................................................12
FORWARD-LOOKING STATEMENTS....................................................19
USE OF PROCEEDS...............................................................22
RATIO OF EARNINGS TO FIXED CHARGES............................................22
SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF CARNIVAL
  CORPORATION & PLC...........................................................23
CAPITALIZATION................................................................25
DESCRIPTION OF THE DLC TRANSACTION............................................27
THE EXCHANGE OFFER............................................................29
DESCRIPTION OF THE NOTES......................................................38
DESCRIPTION OF THE CARNIVAL PLC GUARANTEE.....................................46
CERTAIN PANAMANIAN AND UNITED STATES FEDERAL INCOME TAX CONSEQUENCES..........49
PLAN OF DISTRIBUTION..........................................................53
LEGAL MATTERS.................................................................54
EXPERTS.......................................................................54
WHERE YOU CAN FIND MORE INFORMATION...........................................54


                                   ___________

         Unless the context otherwise requires, references in this prospectus to "Carnival Corporation," "we," "our," and "us" are to Carnival Corporation and its consolidated subsidiaries, references to "Carnival plc" are to Carnival plc (formerly known as P&O Princess Cruises plc) and its consolidated subsidiaries and references to "Carnival Corporation & plc" are to both Carnival Corporation and Carnival plc collectively following the establishment of the dual listed company structure.

                           INCORPORATION BY REFERENCE

         This prospectus incorporates by reference important business and financial information about Carnival plc, Carnival Corporation & plc and us that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and later information that Carnival Corporation and Carnival plc file with the Commission will automatically update and supersede this information. Any statement modified or superseded by subsequently filed materials shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Subject to the preceding, the information in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference. Carnival Corporation (file number 1-9610) and Carnival plc (file number 1-5136) incorporate by reference the documents listed below (excluding any portions of such documents that have been "furnished" but not "filed"):

         o Carnival Corporation's and Carnival plc's joint Annual Report on Form 10-K for the year ended November 30, 2003;

         o Carnival Corporation's and Carnival plc's joint Current Report on Form 8-K filed on March 5, 2004;

         o The historical audited financial statements of Carnival plc contained in its Annual Report on Form 20-F for the year ended December 31, 2002 (filed under its former name, P&O Princess Cruises plc); and

         o All other documents filed by Carnival Corporation and Carnival plc pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering.

         You should rely only on the information contained in this document or that information to which Carnival Corporation and Carnival plc have referred you. Carnival Corporation and Carnival plc have not authorized anyone to provide you with any additional information.

         The documents incorporated by reference into this prospectus are available from Carnival Corporation and Carnival plc upon request. Carnival Corporation and Carnival plc will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. Requests for such copies should be directed to the following:

                              Carnival Corporation
                                  Carnival plc
                              3655 N.W. 87th Avenue
                            Miami, Florida 33178-2428
                         Attention: Corporate Secretary
                      Telephone: (305) 599-2600, Ext. 18018

Except as provided above, no other information, including, but not limited to, information on the web sites of Carnival Corporation or Carnival plc, is incorporated by reference into this prospectus.

You should only rely on information contained in this prospectus and incorporated by reference in it.

                                     SUMMARY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION INCLUDED ELSEWHERE OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. BECAUSE THIS IS A SUMMARY, IT MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, AS WELL AS THE INFORMATION INCORPORATED BY REFERENCE, BEFORE MAKING AN INVESTMENT DECISION. SOME OF THE STATEMENTS IN THIS "SUMMARY" ARE FORWARD-LOOKING STATEMENTS. PLEASE SEE "FORWARD-LOOKING STATEMENTS" FOR MORE INFORMATION REGARDING THESE STATEMENTS. UNLESS OTHERWISE NOTED, ALL FINANCIAL INFORMATION INCLUDED IN THIS PROSPECTUS HAS BEEN PREPARED IN ACCORDANCE WITH U.S. GAAP. THE TERM "INITIAL NOTES" REFERS TO THE 3 3/4% SENIOR NOTES DUE 2007 THAT WERE ISSUED ON NOVEMBER 10, 2003 IN A PRIVATE OFFERING. THE TERM "EXCHANGE NOTES" REFERS TO THE 3 3/4% SENIOR NOTES DUE 2007 OFFERED WITH THIS PROSPECTUS. THE TERM "NOTES" REFERS TO THE INITIAL NOTES AND THE EXCHANGE NOTES, COLLECTIVELY.

CARNIVAL CORPORATION & PLC

         On April 17, 2003, Carnival Corporation and Carnival plc (formerly known as P&O Princess Cruises plc) completed a dual listed company transaction, or DLC transaction, which implemented Carnival Corporation & plc's DLC structure. Carnival Corporation and Carnival plc are both public companies, with separate stock exchange listings and their own shareholders. The two companies have a single senior executive management team and identical boards of directors and are operated as if they were a single economic enterprise. On a pro forma basis, giving effect to the DLC transaction as of December 1, 2002, Carnival Corporation & plc would have reported revenues of $7.6 billion and net income of $1.2 billion for the year ended November 30, 2003. Carnival Corporation & plc had shareholders' equity of $13.8 billion as at November 30, 2003. See "Description of the DLC Transaction" for a more detailed description of the transaction.

         Carnival Corporation & plc is the largest cruise vacation group in the world, based on revenues, passengers carried and available capacity. Carnival Corporation & plc had, as at February 15, 2004, a combined fleet of 73 cruise ships offering 118,040 lower berths, with 11 additional cruise ships, having 28,894 lower berths scheduled to be added after February 15, 2004 through mid-2006, and is the leading provider of cruises to all major destinations outside the Far East. Carnival Corporation and Carnival plc together carried approximately 5.4 million passengers in fiscal 2003.

         Carnival Corporation & plc currently offers 12 complementary brands with leading positions in North America, the UK, Germany, Italy, France, Spain, Brazil, Argentina and Australia. Carnival Corporation & plc has multi-brand strategies that are intended to differentiate it from its competitors and provide products and services appealing to the widest possible target audience across all major segments of the vacation industry. Carnival Corporation & plc is the leading global cruise vacation operator with brands appealing to the widest target audience, focused on sourcing passengers from developed vacation markets where cruising is one of the fastest growing vacation alternatives.

         In addition to Carnival Corporation & plc's cruise operations, Carnival Corporation & plc operates the leading tour companies in Alaska and the Canadian Yukon, through Holland America Tours and Princess Tours. Holland America Tours and Princess Tours operate 17 hotels and lodges in Alaska and the Canadian Yukon, two luxury dayboats and a fleet of more than 500 motorcoaches and more than 20 domed rail cars.

         As of February 15, 2004, a summary of the number of cruise ships Carnival Corporation & plc operates, by brand, their passenger capacity and the primary areas in which they are marketed is as follows:

CRUISE BRANDS                    NUMBER OF CRUISE SHIPS   PASSENGER CAPACITY(1)  PRIMARY MARKET
-------------                    ----------------------   ---------------------  --------------
Carnival Cruise Lines(2)........                     20               43,446     North America
Princess Cruises(3)(4)..........                     11               19,880     North America
Holland America Line(4)(5)......                     12               16,320     North America
Costa Cruises...................                     10               15,570     Europe
P&O Cruises.....................                      4                7,724     United Kingdom
AIDA............................                      4                5,314     Germany

CRUISE BRANDS                    NUMBER OF CRUISE SHIPS   PASSENGER CAPACITY(1)  PRIMARY MARKET
-------------                    ----------------------   ---------------------  --------------
Cunard Line(6)..................                      3                5,078     United Kingdom/North
                                                                                 America
Ocean Village...................                      1                1,602     United Kingdom
P&O Cruises Australia(2)(3).....                      1                1,200     Australia
Swan Hellenic(7)................                      1                  678     United Kingdom
Seabourn Cruise Line............                      3                  624     North America
Windstar Cruises................                      3                  604     North America
                                 ----------------------   ------------------
                                                     73              118,040
                                 ======================   ==================

--------------

(1) In accordance with the cruise industry practice, passenger capacity is calculated based on two passengers per cabin even though some cabins can accommodate three or more passengers.

(2) Carnival Cruise Lines includes the 1,486-passenger Jubilee, which Carnival Cruise Lines expects to transfer to P&O Cruises Australia in the fall of 2004 and rename the Pacific Sun.

(3) One ship, the Pacific Princess, which is only included in Princess Cruises' capacity, operates on a split deployment between Princess and P&O Cruises Australia. Subsequent to February 15, 2004, the Diamond Princess and the Caribbean Princess were delivered.

(4) Holland America Line and Princess Cruises also operate the leading tour companies in Alaska and the Canadian Yukon, Holland America Tours and Princess Tours, respectively, that primarily complement their cruise operations.

(5) Holland America Line includes the Noordam, which was recently bare boat chartered under a long-term agreement, but will continue to be operated by Holland America Line through November 12, 2004.

(6) Cunard Line includes the Caronia, which was sold in May 2003 and is being chartered back for use by Cunard Line until November 2004.

(7) The Minerva II is operated by Swan Hellenic pursuant to a bare boat charter agreement that expires in 2006.

         A description of Carnival Corporation & plc's ships under contract for construction at November 30, 2003 was as follows (in millions, except passenger capacity):

                               EXPECTED
                                SERVICE                                            PASSENGER          ESTIMATED
BRAND AND SHIP                  DATE(A)                    SHIPYARD                 CAPACITY         TOTAL COST(B)
--------------                  -------                    --------                 --------         -------------
PRINCESS CRUISES
Diamond Princess..............     3/04                  Mitsubishi(d)                 2,674              $475
Caribbean Princess............     4/04                 Fincantieri(c)(d)              3,114               500
Sapphire Princess.............     6/04                  Mitsubishi                    2,674               475
Newbuild......................     6/06                 Fincantieri                    3,114               500
                                                                                      ------            ------
   Total Princess Cruises.....                                                        11,576             1,950
                                                                                      ------            ------
CARNIVAL CRUISE LINES
Carnival Miracle..............     2/04                  Masa-Yards(c)(d)              2,124               375
Carnival Valor................    12/04                 Fincantieri(c)                 2,974               510
Carnival Liberty..............     8/05                 Fincantieri                    2,974               460
                                                                                      ------            ------
   Total Carnival Cruise Lines                                                         8,072             1,345
                                                                                      ------            ------

                               EXPECTED
                                SERVICE                                            PASSENGER          ESTIMATED
BRAND AND SHIP                  DATE(A)                    SHIPYARD                 CAPACITY         TOTAL COST(B)
--------------                  -------                    --------                 --------         -------------
HOLLAND AMERICA LINE
Westerdam.....................     4/04                 Fincantieri(c)                 1,848               410
Noordam.......................     2/06                 Fincantieri(c)                 1,848               410
                                                                                      ------            ------
   Total Holland America Line.                                                         3,696               820
                                                                                      ------            ------
CUNARD LINE
Queen Mary 2..................     1/04   Chantiers de l'Atlantique(c)(d)              2,620               800
Queen Victoria................     4/05                 Fincantieri(c)                 1,968               410
                                                                                      ------            ------
   Total Cunard Line..........                                                         4,588             1,210
                                                                                      ------            ------
COSTA CRUISES
Costa Magica..................     11/04                Fincantieri(e)                 2,702               545
                                                                                      ------            ------
Total.........................                                                        30,634            $5,870
                                                                                      ======            ======

---------------
(a) The expected service date is the month in which the ship is currently expected to begin its first revenue generating cruise.
(b) Estimated total cost of the completed ship includes the contract price with the shipyard, design and engineering fees, capitalized interest, construction oversight costs and various owner supplied items.
(c) These construction contracts are denominated in euros and have been fixed into U.S. dollars through the utilization of forward foreign currency contracts.
(d) The Carnival Miracle and the Queen Mary 2 were delivered February 2004 and December 2003, respectively. Subsequent to February 15, 2004, the Diamond Princess and the Caribbean Princess were delivered.
(e) This construction contract is denominated in euros, which is Costa Cruises' functional currency and therefore, we have not entered into a forward foreign currency contract to hedge this commitment. The estimated total cost has been translated into U.S. dollars using the November 30, 2003 exchange rate.

         Subsequent to November 30, 2003, Costa entered into a ship construction contract for a 3,004-passenger ship with Fincantieri for a June 2006 delivery date at an estimated total cost of 450 million euros.

         In connection with cruise ships under contract for construction, Carnival Corporation & plc has paid $876 million through November 30, 2003 and anticipates paying $2.98 billion in 2004, $1.24 billion in 2005 and $775 million in 2006.

CARNIVAL CORPORATION

         Carnival Corporation was incorporated under the laws of the Republic of Panama in November 1974. Carnival Corporation's common stock and paired trust shares, which trade together with the common stock, are listed on the NYSE under the symbol "CCL." Carnival Corporation's principal executive offices are located at Carnival Place, 3655 N.W. 87th Avenue, Miami, Florida 33178-2428. The telephone number of Carnival Corporation's principal executive offices is (305) 599-2600.

CARNIVAL PLC

         Carnival plc was incorporated and registered in England and Wales as P&O Princess Cruises plc in July 2000 and was renamed "Carnival plc" on April 17, 2003, the date on which the DLC transaction with Carnival Corporation closed. Carnival plc's ordinary shares are listed on the London Stock Exchange, and Carnival plc's American Depositary Shares, or ADSs, are listed on the NYSE. Effective April 22, 2003, Carnival plc ordinary shares trade under the symbol "CCL" (formerly trading under "POC") on the London Stock Exchange. Effective April 21, 2003, Carnival plc ADSs trade under the symbol "CUK" (formerly trading under "POC") on the NYSE. Carnival plc's principal executive offices are located at Carnival House, 5 Gainsford Street, London SE1 2NE, United Kingdom. The telephone number of Carnival plc's principal executive offices is 011 44 20 7940 5381.

RECENT DEVELOPMENTS

         On March 22, 2004, Carnival Corporation & plc reported net income of $203 million ($0.25 diluted EPS) on revenues of $2.0 billion for its first quarter ended February 29, 2004 compared to reported net income of $127 million ($0.22 diluted EPS) on reported revenues of $1.0 billion for the same quarter in 2003 and pro forma net income of $147 million ($0.18 diluted EPS) on pro forma revenues of $1.6 billion for the same quarter in 2003. Both the pro forma and reported 2003 earnings per share included a $0.02 nonrecurring gain from insurance settlements.

         Revenues for the first quarter of 2004 increased by $945 million compared to reported revenues in the first quarter of 2003 primarily due to the inclusion of $749 million of Carnival plc revenues, a 16.8 percent increase in Carnival Corporation standalone capacity and higher revenue yields (revenue per available lower berth day). Operating costs and selling, general and administrative expenses increased by $735 million compared to reported operating costs and selling, general and administrative expenses in the first quarter of 2003. Approximately $590 million of the increase was due to the inclusion of Carnival plc costs, and the remainder was primarily due to increased capacity.

SUMMARY OF THE EXCHANGE OFFER

         We are offering to exchange $550,000,000 aggregate principal amount of our exchange notes for a like aggregate principal amount of our initial notes. In order to exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn.

Exchange Offer.......................  We will exchange our exchange notes for a like aggregate principal amount at
                                       maturity of our initial notes.

Expiration Date......................  This exchange offer will expire at 5:00
                                       p.m., New York City time, on ___________,
                                       2004, unless we decide to extend it.

Conditions to the Exchange
     Offer...........................  We will complete this exchange offer only if:

                                       o     this exchange offer, or the making
                                             of any exchange by a holder of our
                                             initial notes, does not violate
                                             applicable law, rule or regulation
                                             or any applicable interpretation of
                                             the staff of the SEC;

                                       o     the initial notes are duly tendered
                                             in accordance with this exchange
                                             offer;

                                       o     each holder of initial notes
                                             exchanged in this exchange offer
                                             shall have represented that all
                                             exchange notes received by it shall
                                             be acquired by it in the ordinary
                                             course of its business and that at
                                             the time of the consummation of
                                             this exchange offer it shall have
                                             no arrangement or understanding
                                             with any person to participate in
                                             the distribution (within the
                                             meaning of the Securities Act) of
                                             the exchange notes and shall have
                                             made such other representations as
                                             may be reasonably necessary under
                                             applicable Securities rules,
                                             regulations or interpretations to
                                             render the use of Form S-4
                                             available; and

                                       o     no action or proceeding shall have
                                             been instituted or threatened in
                                             any court or by or before any
                                             governmental agency with respect to
                                             this exchange offer which, in
                                             Carnival Corporation & plc's
                                             judgment, would reasonably be
                                             expected to impair the ability of
                                             Carnival Corporation & plc to
                                             proceed with this exchange offer.

                                       Please refer to the section in this
                                       prospectus entitled "The Exchange
                                       Offer--Conditions to the Exchange Offer."

Procedures for Tendering Initial
     Notes...........................  To participate in this exchange offer, you must complete, sign and date the
                                       letter of transmittal or its facsimile
                                       and transmit it, together with your
                                       initial notes to be exchanged and all
                                       other documents required by the letter of transmittal, to U.S. Bank National Association, as exchange agent, at its address indicated under "The Exchange Offer--Exchange Agent." In the alternative, you can tender your initial notes by book-entry delivery following the procedures described in this prospectus. If your initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly to tender your initial notes in this exchange offer. For more information on tendering your notes, please refer to the section in this prospectus entitled "The Exchange Offer--Procedures for Tendering Initial Notes."

Special Procedures for Beneficial
     Owners..........................  If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures.......  If you wish to tender your initial notes and you cannot get the required documents to the exchange agent on time, you may tender your notes by using the guaranteed delivery procedures described under the section of this prospectus entitled "The Exchange Offer--Procedures for Tendering Initial Notes--Guaranteed Delivery
                                       Procedure."

Withdrawal Rights....................  You may withdraw the tender of your initial notes at any time before 5:00
                                       p.m., New York City time, on the
                                       expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under "The Exchange Offer--Exchange Agent" before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Initial Notes and
     Delivery of Exchange Notes......  If all the conditions to the completion of this exchange offer are satisfied, we will accept any and all initial notes that are properly tendered in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any initial note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes to you promptly after the expiration date and acceptance of your initial notes for exchange. Please refer to the section in this prospectus entitled "The Exchange Offer--Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes."

Federal Income Tax Considerations
     Relating to the Exchange Offer..  Exchanging your initial notes for exchange notes will not be a taxable
                                       event to you for United States federal
                                       income tax purposes. Please refer to the section of this prospectus entitled "United States Federal Income Tax Considerations."

Exchange Agent.......................  U.S. Bank National Association is serving as exchange agent in the exchange offer.

Fees and Expenses....................  We will pay all expenses related to this exchange offer. Please refer to the
                                       section of this prospectus entitled "The
                                       Exchange Offer--Fees and Expenses."

Use of Proceeds......................  We will not receive any proceeds from the issuance of the exchange notes in
                                       exchange for the outstanding initial
                                       notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes.

Consequences to Holders Who Do Not
     Participate in the
          Exchange Offer ............  If you do not participate in this exchange offer:

                                       o     except as set forth in the next
                                             paragraph, you will not be able to
                                             require us to register your initial
                                             notes under the Securities Act,

                                       o     you will not be able to resell,
                                             offer to resell or otherwise
                                             transfer your initial notes unless
                                             they are registered under the
                                             Securities Act or unless you
                                             resell, offer to resell or
                                             otherwise transfer them under an
                                             exemption from the registration
                                             requirements of, or in a
                                             transaction not subject to, the
                                             Securities Act, and

                                       o     the trading market for your initial
                                             notes will become more limited to
                                             the extent other holders of initial
                                             notes participate in the exchange
                                             offer.

                                       You will not be able to require us to
                                       register your initial notes under the
                                       Securities Act unless:

                                       o     there is a change in law, SEC rules
                                             or regulations or applicable
                                             interpretations thereof by the
                                             staff of the Commission and, as a
                                             result of such change, Carnival
                                             Corporation and Carnival plc are
                                             not permitted to effect an exchange
                                             offer;

                                       o     the exchange offer is not declared
                                             effective within 210 days of the
                                             date of the issuance of the initial
                                             notes or it is not consummated
                                             within 240 days of the date of the
                                             issuance of the initial notes;

                                       o     the initial purchasers not
                                             permitted under applicable law to
                                             participate in the exchange offer
                                             so request a registration; or

                                       o     you are not permitted by the
                                             federal securities laws or
                                             applicable interpretations thereof
                                             by the staff of the Commission to
                                             participate in the exchange offer
                                             or do not receive fully tradable
                                             exchange notes in the exchange
                                             offer.

                                       In these cases, we and Carnival plc will at our sole expense:

                                       o     as promptly as practicable, file a
                                             shelf registration statement
                                             covering resales of the notes (the
                                             "Shelf Registration Statement");

                                       o     use commercially reasonable efforts
                                             to cause the Shelf Registration
                                             Statement to be declared effective
                                             under the Securities Act no later
                                             than 240 days after the date of the
                                             issuance of the initial notes; and

                                       o     use commercially reasonable efforts
                                             to keep effective the Shelf
                                             Registration Statement until the
                                             earlier of two years after the date
                                             of issuance of the initial notes or
                                             such time as all of the applicable
                                             notes have been sold thereunder.

                                       We do not currently anticipate that we
                                       will register under the Securities Act
                                       any initial notes that remain outstanding after completion of the exchange offer.

                                       Please refer to the section of this
                                       prospectus entitled "Risk Factors--Your
                                       failure to participate in the exchange
                                       offer will have adverse consequences."

Resales..............................  It may be possible for you to resell the notes issued in the exchange offer
                                       without compliance with the registration and/or prospectus delivery provisions of the Securities Act, subject to the conditions set forth in the following paragraph and, in the case of broker-dealers, the conditions described under "--Obligations of Broker-Dealers" below.

                                       To tender your initial notes in this
                                       exchange offer and resell the exchange
                                       notes without compliance with the
                                       registration and prospectus delivery
                                       requirements of the Securities Act, you
                                       must make the following representations:

                                       o     you are authorized to tender the
                                             initial notes and to acquire
                                             exchange notes, and that we will
                                             acquire good and unencumbered title
                                             thereto,

                                       o     the exchange notes acquired by you
                                             are being acquired in the ordinary
                                             course of business,

                                       o     you have no arrangement or
                                             understanding with any person to
                                             participate in a distribution of
                                             the exchange notes and are not
                                             participating in, and do not intend
                                             to participate in, the distribution
                                             of such exchange notes,

                                       o     you are not an "affiliate," as
                                             defined in Rule 405 under the
                                             Securities Act, of ours,

                                       o     if you are not a broker-dealer, you
                                             are not engaging in, and do not
                                             intend to engage in, a distribution
                                             of exchange notes, and

                                       o     if you are a broker-dealer, the
                                             initial notes to be exchanged were
                                             acquired by you as a result of
                                             market-making or other trading
                                             activities and you will deliver a
                                             prospectus in connection with any
                                             resale, offer to resell or other
                                             transfer of such exchange notes.

                                       Please refer to the sections of this
                                       prospectus entitled "The Exchange Offer--
                                       Procedure for Tendering Initial
                                       Notes--Proper Execution and Delivery of
                                       Letters of Transmittal," "Risk
                                       Factors--Risks Relating to the Exchange
                                       Offer--Some persons who participate in
                                       the exchange offer must deliver a
                                       prospectus in connection with resales of the exchange notes" and "Plan of Distribution."

Obligations of Broker-Dealers........  If you are a broker-dealer (1) that receives exchange notes, you must
                                       acknowledge that you will deliver a
                                       prospectus in connection with any resales of the exchange notes, (2) who acquired the initial notes as a result of market making or other trading activities, you may use the exchange offer prospectus as supplemented or amended, in connection with resales of the exchange notes, or
                                       (3) who acquired the initial notes
                                       directly from the issuers in the initial offering and not as a result of market making and trading activities, you must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the exchange notes.

                   SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

         THE FOLLOWING IS A BRIEF SUMMARY OF THE TERMS OF THIS EXCHANGE OFFER, THE NOTES AND GUARANTEES. FOR A MORE COMPLETE DESCRIPTION. SEE "DESCRIPTION OF THE EXCHANGE OFFER," "DESCRIPTION OF THE NOTES," AND "DESCRIPTION OF THE CARNIVAL PLC GUARANTEE," IN THIS PROSPECTUS.

Issuer............................ Carnival Corporation

Notes Offered..................... $550.0 million aggregate principal amount of
                                   3.75% senior notes due 2007. The forms and terms of the exchange notes are the same as the form and terms of the initial notes except that the issuance of the exchange notes is registered under the Securities Act, will not bear legends restricting their transfer and will not be entitled to registration rights under our registration rights agreement. The exchange notes will evidence the same debt as the initial notes, and both the initial notes and the exchange notes will be governed by the same indenture and supplemental indenture.

Maturity.......................... The exchange notes will mature on November
                                   15, 2007 unless redeemed earlier by us as described in "Description of the Notes--Redemption or Assumption of Notes Upon Changes or Amendment to Laws."

Interest Rate..................... 3.75% per year.

Interest Payment Dates............ We will pay interest on the exchange notes semi-annually in arrears on May 15 and
                                   November 15 of each year, beginning on May
                                   15, 2004.

Guarantees........................ Our monetary obligations under the exchange notes will be guaranteed on an
                                   unsubordinated, unsecured basis by Carnival plc. See "Description of the Carnival plc Guarantee." No subsidiaries of Carnival Corporation or Carnival plc will be guaranteeing the exchange notes.

Ranking........................... The exchange notes will be our senior unsecured obligations and, as guaranteed, will rank equally with all of the unsecured and unsubordinated indebtedness of Carnival Corporation and Carnival plc, effectively junior to all of the secured indebtedness of Carnival Corporation and Carnival plc, to the extent of the assets securing that indebtedness, and effectively junior to all indebtedness of the subsidiaries of Carnival Corporation and Carnival plc. As of February 29, 2004, Carnival Corporation & plc had $7.83 billion of consolidated indebtedness. Of this amount:

                                   o     Carnival Corporation and Carnival plc
                                         had an aggregate of $5.89 billion of
                                         unsecured, unsubordinated indebtedness
                                         outstanding, which amount includes
                                         guarantees of $1.63 billion of
                                         unsecured indebtedness of their
                                         subsidiaries;

                                   o     Carnival Corporation and Carnival plc
                                         had an aggregate of $192 million of
                                         secured indebtedness outstanding, not
                                         including any guarantees of their
                                         subsidiaries' secured indebtedness;

                                   o     The subsidiaries of Carnival
                                         Corporation and Carnival plc had an
                                         aggregate of $1.21 billion of secured
                                         indebtedness, of which $985 million was
                                         guaranteed by Carnival Corporation
                                         and/or Carnival plc;

                                   o     The subsidiaries of Carnival
                                         Corporation and Carnival plc had an
                                         aggregate of $2.17 billion of unsecured
                                         indebtedness outstanding; and

                                   o     The subsidiaries of Carnival
                                         Corporation and Carnival plc had an
                                         aggregate of $3.38 billion of
                                         indebtedness, of which $765 million was
                                         not guaranteed by Carnival Corporation
                                         or Carnival plc.

Absence of a Public Market for
   the Exchange Notes............. The exchange notes are new securities with no established market for them. We cannot assure you that a market for these exchange notes will develop or that this market will be liquid. Please refer to the section of this prospectus entitled "Risk

                                   Factors--Risks Relating to the Exchange
                                   Notes--An active trading market for the
                                   exchange notes may not develop."

Form of the Exchange Notes........ The exchange notes will be represented by one or more permanent global securities in
                                   registered form deposited on behalf of The
                                   Depository Trust Company with U.S. Bank
                                   National Association, as custodian. You will not receive exchange notes in certificated form unless one of the events described in the section of this prospectus entitled "Description of Notes--Book Entry System" occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these exchange notes will be effected only through, records maintained in book entry form by The Depository Trust Company, with respect to its participants.

Risk Factors...................... See "Risk Factors" and other information in this prospectus for a discussion of the
                                   factors you should carefully consider before deciding to invest in the notes.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE SPECIFIC RISK FACTORS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN THE NOTES. SOME STATEMENTS IN THIS SECTION ARE "FORWARD-LOOKING STATEMENTS." FOR A DISCUSSION OF THOSE STATEMENTS AND OF OTHER FACTORS FOR INVESTORS TO CONSIDER, SEE "FORWARD-LOOKING STATEMENTS."

RISKS RELATING TO CARNIVAL CORPORATION & PLC'S BUSINESS

CARNIVAL CORPORATION & PLC MAY LOSE BUSINESS TO COMPETITORS THROUGHOUT THE VACATION MARKET.

         Carnival Corporation & plc operates in the vacation market, and cruising is one of many alternatives for people choosing a vacation. Carnival Corporation & plc therefore risks losing business not only to other cruise lines, but also to other vacation operators that provide other leisure options, including hotels, resorts and package holidays and tours.

         Carnival Corporation & plc faces significant competition from other cruise lines, both on the basis of cruise pricing and also in terms of the nature of ships and services it will offer to cruise passengers. Carnival Corporation & plc's principal competitors include:

         o Royal Caribbean Cruises Ltd., which owns Royal Caribbean International and Celebrity Cruises;

         o        Norwegian Cruise Line and Orient Lines;

         o        Disney Cruise Line;

         o        My Travel's Sun Cruises, Thomson, Saga and Fred Olsen in the
                  UK;

         o Festival Cruises, Hapag-Lloyd, Peter Deilmann, Transocean Cruises and Phoenix Reisen in Germany;

         o Festival Cruises, Mediterranean Shipping Cruises, Spanish Cruise Line and Louis Cruise Line in southern Europe;

         o        Crystal Cruises;

         o        Radisson Seven Seas Cruise Line; and

         o        Silversea Cruises.

         Carnival Corporation & plc also competes with land-based vacation alternatives throughout the world, including, among others, resorts, hotels, theme parks and vacation ownership properties located in Las Vegas, Nevada, Orlando, Florida, various Caribbean, Mexican, Bahamian and Hawaiian Island destination resorts and numerous other vacation destinations throughout Europe and the rest of the world.

         In the event that Carnival Corporation & plc does not compete effectively with other vacation alternatives and cruise companies, its results of operations and financial condition could be adversely affected.

THE INTERNATIONAL POLITICAL AND ECONOMIC CLIMATE AND OTHER WORLD EVENTS AFFECTING SAFETY AND SECURITY COULD ADVERSELY AFFECT THE DEMAND FOR CRUISES AND COULD HARM CARNIVAL CORPORATION & PLC'S FUTURE SALES AND PROFITABILITY.

         Demand for cruises and other vacation options has been, and is expected to continue to be, affected by the public's attitude towards the safety of travel, the international political climate and the political climate of destination countries. Events such as the terrorist attacks in the United States on September 11, 2001 and the threat of additional attacks, concerns of an outbreak of additional hostilities and national government travel advisories, together with the resulting political instability and concerns over safety and security aspects of traveling, have had a significant adverse impact on demand and pricing in the travel and vacation industry and may continue to do so in the future. Demand for cruises is also likely to be increasingly dependent on the underlying economic strength of the countries from which cruise companies source their passengers. Economic or political changes that reduce disposable income or consumer confidence in the countries from which Carnival Corporation & plc will source its passengers may affect demand for vacations, including cruise vacations, which are a discretionary purchase. Decreases in demand could lead to price discounting which, in turn, could reduce the profitability of its business.

OVERCAPACITY WITHIN THE CRUISE AND LAND-BASED VACATION INDUSTRY COULD HAVE A NEGATIVE IMPACT ON NET REVENUE YIELDS, INCREASE OPERATING COSTS, RESULTING IN SHIP, GOODWILL AND/OR TRADEMARK ASSET IMPAIRMENTS AND COULD ADVERSELY AFFECT PROFITABILITY.

         Cruising capacity has grown in recent years and Carnival Corporation & plc expects it to continue to increase over the next two and a half years as all of the major cruise vacation companies are expected to introduce new ships. Over the past few years, Carnival Corporation & plc's net revenue yields have been negatively impacted as a result of a variety of factors, including capacity increases. In order to utilize new capacity, the cruise vacation industry will probably need to increase its share of the overall vacation market. The overall vacation market is also facing increases in land-based vacation capacity, which also will impact Carnival Corporation & plc. Failure of the cruise vacation industry to increase its share of the overall vacation market is one of a number of factors that could have a negative impact on Carnival Corporation & plc's net revenue yields. Should net revenue yields be negatively impacted, Carnival Corporation & plc's results of operations and financial condition could be adversely affected, including the impairment of the value of its ships, goodwill and/or trademark assets. In addition, increased cruise capacity could impact Carnival Corporation & plc's ability to retain and attract qualified crew at competitive costs and, therefore, increase Carnival Corporation & plc's shipboard employee costs.

CARNIVAL CORPORATION & PLC'S FUTURE OPERATING CASH FLOW MAY NOT BE SUFFICIENT TO FUND FUTURE OBLIGATIONS, AND CARNIVAL CORPORATION & PLC MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING, IF NECESSARY, AT A COST THAT IS FAVORABLE OR THAT MEETS ITS EXPECTATIONS.

         Carnival Corporation & plc's forecasted cash flow from future operations may be adversely affected by various factors, including, but not limited to, declines in customer demand, increased competition, overcapacity, the deterioration in general economic and business conditions, terrorist attacks, ship incidents, adverse publicity and increases in fuel prices, as well as other factors noted under these risk factors and under the "Forward-Looking Statements" section below. To the extent that Carnival Corporation & plc is required, or chooses, to fund future cash requirements, including future shipbuilding commitments, from sources other than cash flow from operations, cash on hand and current external sources of liquidity, including committed financings, Carnival Corporation & plc will have to secure such financing from banks or through the offering of debt and/or equity securities in the public or private markets.

         Carnival Corporation & plc's access to financing will depend on, among other things, the maintenance of strong long-term credit ratings. Carnival Corporation and Carnival plc's senior, unsecured long-term debt ratings are "A3" by Moody's, "A-" by Standard & Poor's and "A-" by Fitch Ratings. Carnival Corporation's short-term corporate credit ratings are "Prime-2" by Moody's, "A-2" by Standard & Poor's and "F2" by Fitch Ratings.

ACCIDENTS AND OTHER INCIDENTS OR ADVERSE PUBLICITY CONCERNING THE CRUISE INDUSTRY OR CARNIVAL CORPORATION & PLC COULD AFFECT CARNIVAL CORPORATION & PLC'S REPUTATION AND HARM ITS FUTURE SALES AND PROFITABILITY.

         The operation of cruise ships involves the risk of accidents, passenger and crew illnesses, mechanical failures and other incidents at sea or while in port, which may bring into question passenger safety, health, security and vacation satisfaction and thereby adversely affect future industry performance. Incidents involving passenger cruise ships could occur and could adversely affect future sales and profitability. In addition, adverse publicity concerning the vacation industry in general or the cruise industry or Carnival Corporation & plc in particular could impact demand and, consequently, have an adverse effect on Carnival Corporation & plc's profitability.

OPERATING, FINANCING AND TAX COSTS ARE SUBJECT TO MANY ECONOMIC AND POLITICAL FACTORS THAT ARE BEYOND CARNIVAL CORPORATION & PLC'S CONTROL, WHICH COULD RESULT IN INCREASES IN ITS OPERATING, FINANCING AND TAX COSTS.

         Some of Carnival Corporation & plc's operating costs, including fuel, food, insurance, payroll and security costs, are subject to increases because of market forces and economic instability or political instability beyond Carnival Corporation & plc's control. In addition, interest rates, currency fluctuations and Carnival Corporation & plc's ability to obtain debt or equity financing are dependent on many economic and political factors. Actions by U.S. and non-U.S. taxing jurisdictions could also cause an increase in Carnival Corporation & plc's costs. Increases in operating, financing and tax costs could adversely affect Carnival Corporation & plc's results because Carnival Corporation & plc may not be able to recover these increased costs through price increases of its cruise vacations.

ENVIRONMENTAL LEGISLATION AND REGULATIONS COULD AFFECT OPERATIONS AND INCREASE CARNIVAL CORPORATION & PLC OPERATING COSTS.

         Some environmental groups have lobbied for more stringent regulation of cruise ships. Some groups have also generated negative publicity about the cruise industry and its environmental impact. The U.S. Environmental Protection Agency is considering new laws and rules to manage cruise ship waste. In addition, various state regulatory agencies in Alaska, California, Florida and elsewhere are considering new regulations which could adversely impact the cruise industry.

         Alaskan authorities are currently investigating an incident that occurred in August 2002 onboard Holland America Line's Ryndam involving a wastewater discharge from the ship. As a result of this incident, various Ryndam ship officers and crew have received grand jury subpoenas from the Office of the U.S. Attorney in Anchorage, Alaska, requesting that they appear before the grand jury. If the investigation results in charges being filed, a judgment could include, among other forms of relief, fines and debarment from federal contracting, which would prohibit Holland America Line's operations in Alaska's Glacier Bay National Park and Preserve during the period of debarment.

         In addition, pursuant to a settlement with the U.S. government in April 2002, Carnival Corporation pled guilty to certain environmental violations. Carnival Corporation was sentenced under a plea agreement pursuant to which Carnival Corporation paid fines in fiscal 2002 totaling $18 million to the U.S. government and other parties. Carnival Corporation was also placed on probation for a term of five years. Under the terms of the probation, any future violation of environmental laws by Carnival Corporation may be deemed a violation of probation. In addition, Carnival Corporation was required as a special term of probation to develop, implement and enforce a worldwide environmental compliance program, which probation is also applicable to Carnival plc. Carnival Corporation & plc has implemented the environmental compliance program at Carnival Corporation and are in the process of implementing it at Carnival plc and expect to incur approximately $5 million in additional 2004 annual environmental compliance costs compared to 2003 as a result of the program.

         Carnival Corporation & plc's costs of complying with current and future environmental laws and regulations, or liabilities arising from past or future releases of, or exposure to, hazardous substances or to vessel discharges, could increase the cost of compliance or otherwise materially adversely affect Carnival Corporation & plc's business, results of operations and/or financial condition.

NEW REGULATION OF HEALTH, SAFETY, SECURITY AND OTHER REGULATORY ISSUES COULD INCREASE OPERATING COSTS AND ADVERSELY AFFECT NET INCOME.

         Carnival Corporation & plc is subject to various international, national, state and local health, safety and security laws, regulations and treaties. The International Maritime Organization, sometimes referred to as the IMO, which operates under the United Nations, has adopted safety standards as part of the International Convention for the Safety of Life at Sea, sometimes referred to as SOLAS, which is applicable to all of Carnival Corporation & plc's ships. Generally SOLAS establishes vessel design, structural features, materials, construction and life saving equipment requirements to improve passenger safety and security.

         In addition, ships that call on U.S. ports are subject to inspection by the U.S. Coast Guard for compliance with SOLAS and by the U.S. Public Health Service for sanitary standards. Carnival Corporation & plc's ships are also subject to similar inspections pursuant to the laws and regulations of various other countries such ships visit. Finally, the U.S. Congress recently enacted the Maritime Transportation Security Act of 2002 which implemented a number of security measures at U.S. ports, including measures that relate to foreign flagged vessels calling at U.S. ports.

         Carnival Corporation & plc believes that health, safety, security and other regulatory issues will continue to be areas of focus by relevant government authorities both in the U.S. and elsewhere. Resulting legislation or regulations, or changes in existing legislation or regulations, could impact the operations of Carnival Corporation & plc and would likely subject Carnival Corporation & plc to increasing compliance costs in the future.

DELAYS IN SHIP CONSTRUCTION AND PROBLEMS ENCOUNTERED AT SHIPYARDS COULD REDUCE CARNIVAL CORPORATION & PLC'S PROFITABILITY.

         The construction of cruise ships is a complex process and involves risks similar to those encountered in other sophisticated construction projects, including delays in completion and delivery. In addition, industrial actions and insolvency or financial problems of the shipyards building Carnival Corporation & plc's ships could also delay or prevent the delivery of its ships under construction. These events could adversely affect Carnival Corporation & plc's profitability. However, the impact from a delay in delivery could be mitigated by contractual provisions and refund guarantees obtained by Carnival Corporation & plc.

         In addition, as of February 15, 2004 Carnival Corporation & plc has entered into forward foreign currency contracts to fix the cost in U.S. dollars of five of Carnival Corporation & plc's foreign currency denominated shipbuilding contracts. If the shipyard with which we have contracted is unable to perform under the related contract, the foreign currency forward contracts related to that shipyard's shipbuilding contracts would still have to be honored. This might require Carnival Corporation & plc to realize a loss on an existing contract without having the ability to have an offsetting gain on its foreign currency denominated shipbuilding contract, thus resulting in an adverse effect on the financial results of Carnival Corporation & plc.

THE LACK OF ATTRACTIVE PORT DESTINATIONS FOR CARNIVAL CORPORATION & PLC'S CRUISE SHIPS COULD REDUCE OUR NET REVENUE YIELDS AND NET INCOME.

         Carnival Corporation & plc believes that attractive port destinations, including ports that are not overly congested with tourists, are major reasons why Carnival Corporation & plc customers choose a cruise versus an alternative vacation option. The availability of ports, including the specific port facility at which our guests will embark and disembark, is affected by a number of factors including, but not limited to, existing capacity constraints, security concerns, adverse weather conditions and natural disasters, financial limitations on port development, local governmental regulations and local community concerns about both port development and other adverse impacts on their communities from additional tourists. The inability to continue to maintain and increase Carnival Corporation & plc's ports of call could adversely affect Carnival Corporation & plc's net revenue yields and net income.

RISKS RELATING TO THE DLC TRANSACTION

THE STRUCTURE OF THE DLC TRANSACTION INVOLVES RISKS NOT ASSOCIATED WITH THE MORE COMMON WAYS OF COMBINING THE OPERATIONS OF TWO COMPANIES AND THESE RISKS MAY HAVE AN ADVERSE EFFECT ON THE ECONOMIC PERFORMANCE OF THE COMPANIES AND/OR THEIR RESPECTIVE SHARE PRICES.

         The DLC structure is a relatively uncommon way of combining the management and operations of two companies and it involves different issues and risks from those associated with the other more common ways of effecting such a business combination, such as a merger or exchange offer to create a wholly owned subsidiary. In the DLC transaction, the combination was effected primarily by means of contracts between Carnival Corporation and Carnival plc and not by operation of a statute or court order. The legal effect of these contractual rights may be different from the legal effect of a merger or amalgamation under statute or court order and there may be difficulties in enforcing these contractual rights. Shareholders and creditors of either company might challenge the validity of the contracts or their lack of standing to enforce rights under these contracts, and courts may interpret or enforce these contracts in a manner inconsistent with the express provisions and intentions that Carnival Corporation and Carnival plc included in such contracts. In addition, shareholders and creditors of other companies might successfully challenge other DLC structures and establish legal precedents that could increase the risk of a successful challenge to the DLC transaction. Carnival Corporation & plc is maintaining two separate public companies and complies with both Panamanian corporate law and English company laws and different securities and other regulatory and stock exchange requirements in the UK and the U.S. This structure requires more administrative time and cost than was the case for each company individually, which may have an adverse effect on Carnival Corporation & plc's operating efficiency.

CHANGES UNDER THE INTERNAL REVENUE CODE, APPLICABLE U.S. INCOME TAX TREATIES, AND THE UNCERTAINTY OF THE DLC STRUCTURE UNDER THE INTERNAL REVENUE CODE MAY ADVERSELY AFFECT THE U.S. FEDERAL INCOME TAXATION OF THE U.S. SOURCE SHIPPING INCOME OF CARNIVAL CORPORATION & PLC. IN ADDITION, CHANGES IN THE UK, ITALIAN, GERMAN AND AUSTRALIAN INCOME TAX LAWS OR REGULATIONS COULD ADVERSELY AFFECT CARNIVAL CORPORATION & PLC'S NET INCOME.

         Carnival Corporation & plc believes that substantially all of the U.S. source shipping income of each of Carnival Corporation and Carnival plc qualifies for exemption from U.S. federal income tax, either under:

         o        Section 883 of the Internal Revenue Code;

         o as appropriate in the case of Carnival plc and its UK resident subsidiaries, the U.S.-UK Income Tax Treaty that entered into force on April 25, 1980, which is referred to below as the "old U.S.-UK treaty", and, when applicable, the new U.S.-UK Income Tax Treaty that entered into force on March 31, 2003, which is referred to below as the "new U.S.-UK treaty"; or

         o        other applicable U.S. income tax treaties,

and should continue to so qualify now that the DLC transaction has been completed. There is, however, no existing U.S. federal income tax authority that directly addresses the tax consequences of implementation of a dual listed company structure such as the DLC structure for purposes of Section 883 or any other provision of the Internal Revenue Code or any income tax treaty and, consequently, the matters discussed above are not free from doubt.

         Under recently finalized regulations, the scope of income that is considered shipping income under Section 883 has been narrowed but, because the regulations are new, the scope of income that will not qualify for exemption under Section 883 is not clear. The provisions of Section 883 and the Regulations under Section 883 are subject to change at any time. Moreover, changes could occur in the future with respect to the trading volume or trading frequency of Carnival Corporation shares and/or Carnival plc shares on their respective exchanges or with respect to the identity, residence, or holdings of Carnival Corporation's and/or Carnival plc's direct or indirect shareholders that could affect the eligibility of Carnival Corporation and its subsidiaries and/or certain members of the group consisting of Carnival plc, its subsidiaries and its subsidiary undertakings which are otherwise eligible for the benefits of
Section 883 to qualify for the benefits of the Section 883 exemption. Accordingly, it is possible that Carnival Corporation and its ship-owning or operating subsidiaries and/or certain members of the group consisting of Carnival plc, its subsidiaries and its subsidiary undertakings whose tax exemption is based on Section 883 may lose this exemption. If any such corporation were not entitled to the benefits of Section 883, it would become subject to U.S. federal income taxation on a portion of its income, which would reduce the net profits of such corporation.

         Carnival plc's UK, German and Australian operations are entered into the UK tonnage tax regime, whereby UK corporation tax is payable based on shipping profits calculated by reference to the net tonnage of qualifying vessels. Costa is subject to Italian tax law, which exempts a large portion of its shipping income from Italian income tax. If these countries' tax laws or regulations were to change in a manner adverse to these operations, our net income could be adversely affected.

A SMALL GROUP OF SHAREHOLDERS COLLECTIVELY OWNED, AS OF FEBRUARY 23, 2004, APPROXIMATELY 33% OF THE TOTAL COMBINED VOTING POWER OF THE OUTSTANDING SHARES OF CARNIVAL CORPORATION & PLC AND MAY BE ABLE TO EFFECTIVELY CONTROL THE OUTCOME OF SHAREHOLDER VOTING.

         A group of shareholders, consisting of some members of the Arison family, including Micky Arison, and trusts established for their benefit, beneficially owned, as of February 23, 2004, approximately 42% of the outstanding common stock of Carnival Corporation, which shares represented sufficient shares entitled to constitute a quorum at shareholder meetings and to cast approximately 33% of the total combined voting power of the outstanding shares of Carnival Corporation & plc. Depending upon the nature and extent of the shareholder vote, this group of shareholders may have the power to effectively control, or at least to influence substantially, the outcome of shareholder votes and, therefore, the corporate actions requiring such votes.

WE AND CARNIVAL PLC ARE NOT U.S. CORPORATIONS, AND HOLDERS OF THE NOTES MAY BE SUBJECT TO THE UNCERTAINTIES OF A FOREIGN LEGAL SYSTEM IN PROTECTING THEIR INTERESTS.

         Our corporate affairs are governed by our third amended and restated articles of incorporation and amended and restated by-laws and by the corporate laws of Panama. Carnival plc is governed by its Articles of Association and Memorandum of Association and is organized under the laws of England and Wales. The corporate laws of Panama, and England and Wales may differ in some respects from the corporate laws in the United States.

RISKS RELATING TO THE EXCHANGE NOTES

AN ACTIVE TRADING MARKET FOR THE EXCHANGE NOTES MAY NOT DEVELOP.

         The exchange notes are a new issue of securities for which there is currently no public market, and no active trading market might ever develop. If the exchange notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price, of our shares of common stock, our performance and other factors. In addition, we do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed.

RISKS RELATING TO THE GUARANTEE

CARNIVAL PLC'S GUARANTEE IS GOVERNED BY THE LAWS OF A FOREIGN JURISDICTION, AND AN ACTION TO ENFORCE THE GUARANTEE MUST BE BROUGHT IN THE COURTS OF ENGLAND.

         Unlike the exchange notes offered by this prospectus, which will be governed by the laws of the State of New York, Carnival plc's guarantee of the exchange notes will be issued under a separate deed of guarantee that is governed by the laws of the Isle of Man. An action to enforce the guarantee must be brought exclusively in the courts of England. Because of the exclusive jurisdiction of English courts, an action to enforce the guarantee may be separate from an action to enforce the terms of the notes or the related indenture. Furthermore, the deed of guarantee was executed in connection with the DLC transaction. DLC transactions are relatively unusual and there is little or no case law in the Isle of Man or the United Kingdom relating to DLC transactions or the agreements related to them. As a result of all of these factors, it may be more difficult, expensive and time consuming for holders of notes to enforce the guarantee of Carnival plc than a guarantee governed by New York law in a more traditional financing. Furthermore, because a substantial portion of Carnival plc's assets are located outside the United Kingdom, any judgment related to the Carnival plc guarantee would then need to be enforced in other countries, such as Italy, which may require further litigation.

CARNIVAL PLC'S GUARANTEE MAY BE UNENFORCEABLE DUE TO FRAUDULENT CONVEYANCE STATUTES AND, ACCORDINGLY, YOU COULD HAVE NO CLAIM AGAINST IT, AS GUARANTOR OF THE NOTES.

         Although laws differ among various jurisdictions, a court could, under fraudulent conveyance laws, subordinate or avoid the guarantee of Carnival plc if it found that the guarantee was incurred with actual intent to hinder, delay or defraud creditors, or if the relevant guarantor did not receive fair consideration or reasonably equivalent value for the guarantee and that the relevant guarantor:

         o        was insolvent or rendered insolvent because of the guarantee;

         o was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

         o intended to incur, or believed that it would incur, debts beyond the guarantor's ability to pay at maturity.

         Carnival plc does not believe that the issuance of its guarantee will be a fraudulent conveyance because, among other things, Carnival plc received benefits from the offering of initial notes and the application of the proceeds from such offering. However, if a court were to void the guarantee as the result of a fraudulent conveyance by Carnival plc or hold it unenforceable for any other reason, you would cease to have a claim against Carnival plc based on its guarantee and would solely be a creditor of Carnival Corporation.

RISKS RELATING TO THE EXCHANGE OFFER

THE ISSUANCE OF EXCHANGE NOTES MAY ADVERSELY AFFECT THE MARKET FOR THE INITIAL NOTES.

         To the extent the initial notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Because we anticipate that most holders of the initial notes will elect to exchange their initial notes for exchange notes due to the absence of restrictions on the resale of exchange notes under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the completion of this exchange offer may be substantially limited.

YOUR FAILURE TO PARTICIPATE IN THE EXCHANGE OFFER WILL HAVE ADVERSE
CONSEQUENCES.

         The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

         In addition, except as set forth in this paragraph, you will not be able to obligate us to register the initial notes under the Securities Act. You will not be able to require us to register your initial notes under the Securities Act unless:

         o there is a change in law, SEC rules or regulations or applicable interpretations thereof by the staff of the Commission and, as a result of such change, Carnival Corporation and Carnival plc are not permitted to effect an exchange offer;

         o the exchange offer is not declared effective within 210 days of the date of the issuance of the initial notes or it is not consummated within 240 days of the date of the issuance of the initial notes;

         o the initial purchasers not permitted under applicable law to participate in the exchange offer so request a registration; or

         o you are not permitted by the federal securities laws or applicable interpretations thereof by the staff of the Commission to participate in the exchange offer or do not receive fully tradable exchange notes in the exchange offer.

         In these cases, we and Carnival plc will at our sole expense:

         o as promptly as practicable, file the Shelf Registration Statement covering resales of the notes;

         o use commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act no later than 240 days after the date of the issuance of the initial notes; and

         o use commercially reasonable efforts to keep effective the Shelf Registration Statement until the earlier of two years after the date of issuance of the initial notes or such time as all of the applicable notes have been sold thereunder.

         We do not currently anticipate that we will register under the Securities Act any initial notes that remain outstanding after completion of the exchange offer.

SOME PERSONS WHO PARTICIPATE IN THE EXCHANGE OFFER MUST DELIVER A PROSPECTUS IN CONNECTION WITH RESALES OF THE EXCHANGE NOTES.

         Based on interpretations of the staff of the Commission contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act if certain conditions are met. However, in some instances described in this prospectus under "Plan of Distribution," you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under this act. We do not and will not assume, or indemnify you against, this liability.

                           FORWARD-LOOKING STATEMENTS

         Some of the statements contained in this prospectus are "forward-looking statements" that involve risks, uncertainties and assumptions with respect to Carnival Corporation, Carnival plc and Carnival Corporation & plc including certain statements concerning future results, outlook, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. You can find many, but not all, of these statements by looking for words like "will," "may," "believes," "expects," "anticipates," "forecast," "future," "intends," "plans," and "estimates" and for similar expressions.

         Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Carnival Corporation's, Carnival plc's and Carnival Corporation & plc's actual results, performance or achievements to differ materially from those expressed or implied in this prospectus. Forward-looking statements include those statements which may impact the forecasting of Carnival Corporation & plc's earnings per share, net revenue yields, booking levels, pricing, occupancy, operating, financing and tax costs, cost per available lower berth day, estimates of ship depreciable lives and residual values, outlook or business prospects. These factors include, but are not limited to, the following:

         o        achievement of expected benefits from the DLC transaction;

         o        risks associated with the DLC structure;

         o risks associated with the uncertainty of the tax status of the DLC structure;

         o general economic and business conditions, which may impact levels of disposable income of consumers and the net revenue yields for the cruise brands of Carnival Corporation & plc;

         o conditions in the cruise and land-based vacation industries, including competition from other cruise ship operators and providers of other vacation alternatives and increases in capacity offered by cruise ship and land-based vacation alternatives;

         o        the impact of operating internationally;

         o the international political and economic climate, armed conflicts, terrorist attacks, availability of air service and other world events and adverse publicity, and their impact on the demand for cruises;

         o accidents and other incidents affecting the health, safety, security and vacation satisfaction of passengers;

         o the ability of Carnival Corporation & plc to implement its shipbuilding programs and brand strategies and to continue to expand its business worldwide;

         o the ability of Carnival Corporation & plc to attract and retain shipboard crew and maintain good relations with employee unions;

         o the ability to obtain financing on terms that are favorable or consistent with Carnival Corporation & plc's expectations;

         o the impact of changes in operating and financing costs, including changes in foreign currency and interest rates and fuel, food, payroll, insurance and security costs;

         o changes in the tax, environmental, health, safety, security and other regulatory regimes under which Carnival Corporation & plc operates;

         o        continued availability of attractive port destinations;

         o the ability to successfully implement cost improvement plans and to integrate business acquisitions;

         o continuing financial viability of Carnival Corporation & plc's travel agent distribution system;

         o        weather patterns or natural disasters; and

         o the ability of a small group of shareholders to effectively control the outcome of shareholder voting.

         These risks and other risks are detailed in the section entitled "Risk Factors" and in the SEC joint reports of Carnival Corporation & plc. That section and those reports contain important cautionary statements and a discussion of many of the factors that could materially affect the accuracy of Carnival Corporation & plc's forward-looking statements and/or adversely affect Carnival Corporation & plc's business, results of operations and financial positions, which statements and factors are incorporated in this prospectus by reference.

         Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant listing rules, we expressly disclaim any obligation to disseminate, after the date of this prospectus, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

                                 USE OF PROCEEDS

         We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes. In consideration for issuing the exchange notes, we will receive initial notes in like aggregate principal amount.

         On November 10, 2003, we issued and sold the initial notes in a private placement, receiving gross proceeds of $550 million. We used the net proceeds of $546,419,500 received from that offering to repay $400 million of the amounts outstanding under Carnival plc's euro revolving credit facilities and the remainder for general corporate purposes.

         Amounts outstanding under the euro revolving credit facilities that were repaid with the net proceeds of this offering were to mature on September 14, 2005 and bore interest at floating rates. At August 31, 2003, the euro revolving credit facilities had a weighted average interest rate of approximately 3.1%. The proceeds of the indebtedness repaid were used for general corporate purposes from time to time.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth Carnival Corporation & plc's ratio of earnings to fixed charges on a reported basis for the periods indicated. The ratio for the year ended November 30, 2003 includes the results of Carnival plc from and after April 17, 2003, the date of the completion of the DLC transaction. Earnings include net income, adjusted for income taxes, minority interest and loss (income) from affiliated operations and dividends received, plus fixed charges and exclude capitalized interest. Fixed charges include gross interest expense, amortization of deferred financing expenses and an amount equivalent to interest included in rental charges. We have assumed that one-third of rental expense is representative of the interest portion of rent expense.

                                                YEARS ENDED NOVEMBER 30,
                                           -------------------------------------
                                           2003   2002   2001    2000     1999
                                           ----   ----   ----    ----     ----
Ratio of earnings to fixed charges.......  5.5x   6.9x   7.1x   11.5x    11.3x
                                           ====   ====   ====   =====    =====

         On a pro forma combined basis, giving effect to the DLC transaction as if it had occurred on December 1, 2002, Carnival Corporation & plc's ratio of earnings to fixed charges would have been 4.8x for the year ended November 30, 2003.

                        SELECTED HISTORICAL FINANCIAL AND
                  OPERATING DATA OF CARNIVAL CORPORATION & PLC

         Carnival Corporation and Carnival plc completed the DLC transaction on April 17, 2003. See "Description of the DLC Transaction." The combination of Carnival Corporation with Carnival plc under the DLC structure has been accounted for under U.S. GAAP as an acquisition of Carnival plc by Carnival Corporation pursuant to Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations." Therefore, the selected consolidated financial data of Carnival Corporation & plc presented below for fiscal years 1999 through 2003 and as of the end of each such fiscal year are derived from Carnival Corporation & plc's audited consolidated financial statements and should be read in conjunction with the audited consolidated financial statements and the related notes, including those incorporated in this prospectus by reference to Carnival Corporation's and Carnival plc's joint Annual Report on Form 10-K for the year ended November 30, 2003. In accordance with U.S. GAAP, the selected consolidated financial data of Carnival Corporation & plc for the year ended November 30, 2003 include the results of Carnival plc beginning on April 17, 2003. Carnival Corporation & plc's consolidated financial statements have been prepared in accordance with U.S. GAAP. See "Where You Can Find More Information."

                                                                  YEARS ENDED NOVEMBER 30,
                                            ---------------------------------------------------------------------
                                                2003          2002           2001            2000           1999
                                                ----          ----           ----            ----           ----
                                                    (IN MILLIONS, EXCEPT PER SHARE DATA AND PERCENTAGES)
STATEMENT OF OPERATIONS AND CASH
     FLOW DATA: (A)(B)
Revenues (c).......................         $  6,718      $  4,383       $  4,549       $   3,791      $   3,509
Operating income...................         $  1,383      $  1,042       $    892       $     983      $   1,020
Net income (d).....................         $  1,194      $  1,016(e)    $    926(e)    $     965      $   1,027
Earnings per share: (d)
     Basic.........................         $   1.66      $   1.73       $   1.58       $    1.61      $    1.68
     Diluted.......................         $   1.66      $   1.73       $   1.58       $    1.60      $    1.66
Dividends declared per share.......         $  0.440      $  0.420       $  0.420       $   0.420      $   0.375
Cash from operations...............         $  1,933      $  1,469       $  1,239       $   1,280      $   1,330
Capital expenditures...............         $  2,516      $  1,986       $    827       $   1,003      $     873
OTHER OPERATING DATA:  (a)(b)
Available lower berth days (f).....             33.3          21.4           20.7            15.9           14.3
Passengers carried.................              5.0           3.5            3.4             2.7            2.4
Occupancy percentage (g)...........            103.4%        105.2%         104.7%          105.4%         104.3%

-------------------------------------------------------------------------------------------------------------------
                                                                     AS OF NOVEMBER 30,
                                            ---------------------------------------------------------------------
                                                2003          2002           2001            2000           1999
                                                ----          ----           ----            ----           ----
                                                             (IN MILLIONS, EXCEPT PERCENTAGES)
BALANCE SHEET AND OTHER DATA: (a)(b)
Total assets.......................         $ 24,491(h)   $ 12,335(h)    $ 11,564(h)    $   9,831      $   8,286
Long-term debt, excluding current
     portion.......................         $  6,918      $  3,014       $  2,955       $   2,099      $     868
Total shareholders' equity.........         $ 13,793      $  7,418       $  6,591       $   5,871      $   5,931
Debt to capital (i)................             34.9%         29.9%          31.1%           28.6%          15.3%

------------------------------------

(a) Includes the results of Carnival plc since April 17, 2003. Accordingly, the information for 2003 is not comparable to the prior periods.

(b) From June 1997 through September 28, 2000, Carnival Corporation owned 50% of Costa Cruises. On September 29, 2000, Carnival Corporation completed the acquisition of the remaining 50% interest in Costa. Carnival Corporation accounted for this transaction using the purchase accounting method. Prior to the fiscal 2000 acquisition, Carnival Corporation accounted for its 50% interest in Costa using the equity method. Commencing in fiscal 2001, Costa's results of operations have been consolidated in the same manner as Carnival Corporation's other wholly-owned subsidiaries. Carnival Corporation & plc's

         November 30, 2000 and subsequent consolidated balance sheets include Costa's balance sheet. All statistical information prior to 2001 does not include Costa.

(c) Reclassifications have been made to prior period amounts to conform to the current period presentation.

(d) Effective December 1, 2001, Carnival Corporation adopted SFAS No. 142, "Goodwill and Other Intangible Assets", which required us to stop amortizing goodwill as of December 1, 2001, and requires an annual, or when events or circumstances dictate a more frequent, impairment review of goodwill. If goodwill had not been recorded for periods prior to December 1, 2001, Carnival Corporation & plc's adjusted net income and adjusted basic and diluted earnings per share would have been as follows (in millions, except per share data):

                                                      YEARS ENDED NOVEMBER 30,
                                                   -----------------------------
                                                    2001        2000        1999
                                                   -----       -----     -------
         Net income............................    $ 926       $ 965     $ 1,027
         Goodwill amortization.................       26          23          21
                                                   -----       -----     -------
         Adjusted net income...................    $ 952       $ 988     $ 1,048
                                                   =====       =====     =======


         Adjusted earnings per share
            Basic..............................    $1.63       $1.65     $  1.71
                                                   =====       =====     =======
            Diluted............................     1.62       $1.64        1.70
                                                   =====       =====     =======

(e) Carnival Corporation & plc's net income for fiscal 2002 and 2001 includes an impairment charge of $20 million and $140 million, respectively, and fiscal 2001 includes a nonoperating net gain of $101 million from the sale of Carnival Corporation & plc's investment in Airtours plc. In addition, fiscal 2002 includes a $51 million income tax benefit, as a result of an Italian investment incentive.

(f) Total annual passenger capacity for the period, assuming two passengers per cabin, that Carnival Corporation & plc offered for sale, which is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(g) In accordance with cruise industry practice, occupancy percentage is calculated using a denominator of two passengers per cabin even though some cabins can accommodate three or more passengers. The percentages in excess of 100% indicate that more than two passengers occupied some cabins.

(h) Effective December 1, 2000, Carnival Corporation & plc's adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which requires that all derivative instruments be recorded on the balance sheet. At November 30, 2003, total assets included $410 million of derivative contract fair values. Total assets at November 30, 2002 and 2001 included $187 million and $578 million, respectively, of fair value of hedged firm commitments. See Note 2 in Carnival Corporation & plc's 2003 consolidated financial statements, which are incorporated by reference in this prospectus.

(i) Percentage of total debt to the sum of total debt and shareholders' equity.

                                 CAPITALIZATION

         The following table sets forth Carnival Corporation & plc's actual capitalization as of November 30, 2003 (in millions, except par/stated values).

                                                                                                      AS OF
                                                                                                  NOVEMBER 30,
                                                                                                      2003
                                                                                                  -----------
LONG-TERM DEBT (a)(b)
SECURED

Floating rate notes, collateralized by two ships, due through 2015.............................      $    631
Euro floating rate note, collateralized by one ship, due through 2008..........................           115
Euro fixed rate note, collateralized by one ship, due through 2012.............................           182
Capitalized lease obligations, collateralized by two ships, due through 2005...................           115
Other..........................................................................................             3
                                                                                                     --------
      Total secured............................................................................         1,046
                                                                                                     --------
UNSECURED
Notes offered hereby...........................................................................           550
Fixed rate notes, due through 2028.............................................................         1,573
Euro floating rate notes, due through 2008.....................................................         1,129
Euro revolving credit facilities, due through 2006.............................................           300
Sterling fixed rate notes, due in 2012.........................................................           355
Euro fixed rate notes, due in 2006.............................................................           353
Floating rate note, due through 2008...........................................................           244
Other..........................................................................................            44
Convertible notes, due in 2021, with first put option in 2005..................................           600
Zero-coupon convertible notes, net of discount, with a face value of $1.05 billion, due in 2021,
   with first put option in 2006...............................................................           541
Convertible notes, net of discount, with a face value of $889 million, due in 2033, with first
   put option in 2008..........................................................................           575
                                                                                                     --------
      Total unsecured..........................................................................         6,264
                                                                                                     --------
      Total long-term debt.....................................................................         7,310
      Less portion due within one year.........................................................          (392)
                                                                                                     --------
           Total long-term debt (excluding portion due within one year)........................         6,918
                                                                                                     --------
SHAREHOLDERS' EQUITY
Common stock of Carnival Corporation; $.01 par value; 1,960 shares authorized; 630 shares
   issued and outstanding (c)..................................................................             6
 Ordinary shares of Carnival plc; $1.66 stated value; 226 shares authorized; 210 shares
   issued (c)..................................................................................           349
Additional paid-in capital.....................................................................         7,163
Retained earnings..............................................................................         7,191
Unearned stock compensation....................................................................           (18)
Accumulated other comprehensive income.........................................................           160
Treasury stock, 42 shares of Carnival plc at cost..............................................        (1,058)
                                                                                                     --------
      Total shareholders' equity...............................................................        13,793
                                                                                                     --------
      Total capitalization (excluding portion of long-term debt due within one year)...........      $ 20,711
                                                                                                     ========

--------------
(a) All borrowings are in U.S. dollars unless otherwise noted. Euro and sterling denominated notes have been translated to U.S. dollars at the period-end exchange rates.

(b) Carnival Corporation & plc's long-term debt at November 30, 2003 bears interest at the rates disclosed in its joint Annual Report filed on Form 10-K for the year ended November 30, 2003.

(c) The number of shares of issued and outstanding common stock and ordinary shares does not include a maximum of 53.6 million shares issuable upon conversion of outstanding convertible debt securities and
         19.3 million shares issuable upon exercise of outstanding stock options, of which 7.8 million shares were exercisable.

                       DESCRIPTION OF THE DLC TRANSACTION

         The DLC transaction combined the businesses of Carnival Corporation and Carnival plc through a number of contracts and amendments to Carnival Corporation's articles of incorporation and by-laws and to Carnival plc's memorandum of association and articles of association. The two companies have retained their separate legal identities, and each company's shares continue to be publicly traded on the NYSE for Carnival Corporation and the London Stock Exchange for Carnival plc, as well as Carnival plc's ADSs on the NYSE. However, both companies operate as if they were a single economic enterprise. The contracts governing the DLC transaction provide that Carnival Corporation and Carnival plc each continue to have separate boards of directors, but the boards and senior executive management of both companies are identical. In addition to their normal fiduciary duties to their respective companies and obligation to have regard to the interests of the shareholders of their respective companies, the directors of each company are entitled to have regard to the interests of the other company and its shareholders. Under the terms of the DLC documents, Carnival Corporation and Carnival plc are permitted to transfer assets between the companies for valid business purposes at fair market value so long as the transfer is not as a part of a plan to collapse the DLC structure. See "Summary--Recent Developments--Proposed Corporate Reorganization."

         The amendments to the constituent documents of each of the companies also provide that, on most matters, the holders of the common equity of both companies effectively vote as a single body. On specified matters where the interests of Carnival Corporation shareholders may differ from the interests of Carnival plc shareholders, each shareholder body will vote separately as a class. These matters are called class rights actions and include, among others:

         o transactions primarily designed to amend or unwind the DLC structure;

         o adjustments to the equalization ratio, which reflects the relative economic and voting interests represented by an individual share in each company, not in accordance with the equalization and governance agreement described below; and

         o amendments to tax-related provisions in Carnival Corporation's articles of incorporation.

No class rights action generally may be implemented unless approved by both shareholder bodies, which means that each shareholder body generally has a veto with respect to class rights actions. The current equalization ratio is 1:1, so one Carnival plc ordinary share is entitled to the same economic and voting interests in Carnival Corporation & plc as one share of Carnival Corporation common stock.

         Carnival Corporation's constituent documents and Carnival plc's constituent documents have been harmonized, to the extent practicable and permitted by law, to ensure that Carnival Corporation's and Carnival plc's corporate procedures are substantially similar. As part of the DLC transaction, Carnival plc changed its name from P&O Princess Cruises plc to Carnival plc.

         The shareholders of Carnival Corporation hold approximately 79% of the economic interests in Carnival Corporation & plc, and the shareholders of Carnival plc hold approximately 21% of the economic interests in Carnival Corporation & plc.

         Carnival plc and Carnival Corporation executed deeds of guarantee at the closing of the DLC transaction. Under Carnival plc's deed of guarantee, Carnival plc has agreed to guarantee all indebtedness and certain other monetary obligations of Carnival Corporation that are incurred under agreements entered into on or after April 17, 2003, which is the date of the closing of the DLC transaction, along with all other obligations of Carnival Corporation that Carnival Corporation and Carnival plc specify in a separate agreement relating to the deed of guarantee. As a result, Carnival plc guaranteed the initial notes and will guarantee the exchange notes under the deed of guarantee. The terms of Carnival Corporation's deed of guarantee are substantially similar to those contained in Carnival plc's. Subsequent to April 17, 2003, Carnival Corporation extended its deed of guarantee to cover certain of Carnival plc's pre-existing indebtedness in exchange for certain amendments to such debt. As a result, subject to the terms of the guarantee, the holders of indebtedness and other obligations that are subject to the guarantees will have recourse to both Carnival plc and Carnival Corporation, though a Carnival plc creditor must first make written demand on Carnival plc and vice-versa. For more information regarding the Carnival plc deed of guarantee, please see "Description of the Carnival plc Guarantee."

         On June 19, 2003, POPCIL, Carnival Corporation and Carnival plc executed a deed of guarantee under which P&O Princess Cruises International Limited, or "POPCIL," agreed to guarantee all indebtedness and related obligations of both Carnival Corporation and Carnival plc incurred under agreements entered into after April 17, 2003. Under this deed of guarantee, POPCIL also agreed to guarantee all other indebtedness and related obligations that Carnival Corporation and Carnival plc agreed to guarantee under their respective deeds of guarantee. POPCIL initially guaranteed the initial notes under this deed of guarantee. However, in connection with corporate reorganization transactions that were completed on February 27, 2003, the POPCIL guarantee was terminated in accordance with its terms.

         Upon the closing of the DLC transaction, Carnival plc and Carnival Corporation also executed an equalization and governance agreement, which provides for the equalization of dividends and liquidation distributions based on the equalization ratio, and contains various other provisions relating to the governance of the DLC structure. Because the current equalization ratio is 1:1, one Carnival plc ordinary share would be entitled to the same distributions, subject to the terms of the equalization and governance agreement, as one share of Carnival Corporation common stock. In a liquidation of either company or both companies, if the hypothetical potential per share liquidation distributions to each company's shareholders are not equivalent, taking into account the relative value of the two companies' assets and the indebtedness of each company, to the extent that one company has greater net assets so that any liquidation distribution to its shareholders would not be equivalent on a per share basis, the company with the ability to make a higher net distribution is required to make a payment to the other company to equalize the possible net distribution to shareholders. The requirement to make an equalizing payment is subject to some limitations. First, a reorganization under Chapter 11 of the U.S. Bankruptcy Code or a similar statute would not be considered a "liquidation," so such a reorganization would not result in equalizing payments. Second, neither company will be required to make the equalizing payment if the payment would result in neither group of shareholders being entitled to any liquidation proceeds. Therefore, if the assets of Carnival Corporation & plc are not sufficient to satisfy all of the creditors of Carnival Corporation & plc, no equalization payment would be required to be made.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

         We are offering to exchange our exchange notes for a like aggregate principal amount of our initial notes.

         The exchange notes that we propose to issue in this exchange offer will be substantially identical to our initial notes except that, unlike our initial notes, the exchange notes will have no transfer restrictions or registration rights. You should read the description of the exchange notes in the section in this prospectus entitled "Description of the Notes."

         We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

         This exchange offer will expire at 5:00 p.m., New York City time, on _____________, 2004, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934.

         We expressly reserve the right to delay acceptance of any initial notes, extend or terminate this exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under "--Conditions to the Exchange Offer" have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

         We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our initial notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

PROCEDURES FOR TENDERING INITIAL NOTES

PROPER EXECUTION AND DELIVERY OF LETTERS OF TRANSMITTAL

         To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

         (1) REGULAR DELIVERY PROCEDURE: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

         (2) BOOK-ENTRY DELIVERY PROCEDURE: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent's account at The Depository Trust Company in accordance with the procedures for book-entry transfer described under "--Book-Entry Delivery Procedure" below, on or before 5:00 p.m., New York City time, on the expiration date.

         (3) GUARANTEED DELIVERY PROCEDURE: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under "--Guaranteed Delivery Procedure" below.

         The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.

         Only a holder of initial notes may tender initial notes in this exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

         If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

         You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

         (1) a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

         (2) a commercial bank or trust company having an office or correspondent in the United States, or

         (3) an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial notes are tendered:

                  (1) by a registered holder or by a participant in The Depository Trust Company whose name appears on a security position listing as the owner, who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant's account at The Depository Trust Company, or

                  (2) for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

If the letter of transmittal or any bond powers are signed by:

         (1) the recordholder(s) of the initial notes tendered, the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.

         (2) a participant in The Depository Trust Company, the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

         (3) a person other than the registered holder of any initial notes, the initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

         (4) trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

To tender your initial notes in this exchange offer, you must make the following representations:

         (1) you are authorized to tender, sell, assign and transfer the initial notes tendered and to acquire exchange notes issuable upon the exchange of such tendered initial notes, and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us,

         (2) any exchange notes acquired by you pursuant to the exchange offer are being acquired in the ordinary course of business, whether or not you are the holder,

         (3) you or any other person who receives exchange notes, whether or not such person is the holder of the exchange notes, has no arrangement or understanding with any person to participate in a distribution of such exchange notes within the meaning of the Securities Act and is not participating in, and does not intend to participate in, the distribution of such exchange notes within the meaning of the Securities Act,

         (4) you or such other person who receives exchange notes, whether or not such person is the holder of the exchange notes, is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours,

         (5) if you are not a broker-dealer, you represent that you are not engaging in, and do not intend to engage in, a distribution of exchange notes, and

         (6) if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes, you represent that the initial notes to be exchanged for the exchange notes were acquired by you as a result of market-making or other trading activities and acknowledge that you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

         You must also warrant that the acceptance of any tendered initial notes by the issuers and the issuance of exchange notes in exchange therefor shall constitute performance in full by the issuers of its obligations under the registration rights agreement relating to the initial notes.

         To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

BOOK-ENTRY DELIVERY PROCEDURE

         Any financial institution that is a participant in The Depository Trust Company's systems may make book-entry deliveries of initial notes by causing The Depository Trust Company to transfer these initial notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus.

         A delivery of initial notes through a book-entry transfer into the exchange agent's account at The Depository Trust Company will only be effective if an agent's message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under "--Exchange Agent" on or before the expiration date unless the guaranteed delivery procedures described below are complied with. DELIVERY OF DOCUMENTS TO THE DEPOSITORY TRUST COMPANY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

GUARANTEED DELIVERY PROCEDURE

         If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent's message delivered, you may still tender in this exchange offer if:

         (1) you tender through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act,

         (2) on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent's message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

         (3) the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

ACCEPTANCE OF INITIAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

         Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

         We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent's account at The Depository Trust Company with an agent's message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

         All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

         We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel's opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.

         If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled "--Conditions to the Exchange Offer" below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

         We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent's account at The Depository Trust Company with an agent's message, in each case, in form satisfactory to us and the exchange agent.

         If any tendered initial notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

         By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered notes. This appointment will be effective only when, and to the extent that we accept your notes in this exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

WITHDRAWAL OF TENDERS

         Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

         For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under "-Exchange Agent" and before acceptance of your tendered notes for exchange by us.

         Any notice of withdrawal must:

         (1) specify the name of the person having tendered the initial notes to be withdrawn,

         (2) identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes,

         (3) be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender,

         (4) specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn, and

         (5) if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant's account at The Depository Trust Company to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

         We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

         The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, promptly after withdrawal, rejection of tender or expiration or termination of this exchange offer.

         You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under "--Procedures for Tendering Initial Notes" above at any time on or before the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

We will complete this exchange offer only:

         (1) if this exchange offer, or the making of any exchange by a holder of our initial notes, does not violate applicable law, rule or regulation or any applicable interpretation of the staff of the SEC;

         (2) with respect to the initial notes which are duly tendered in accordance with this exchange offer;

         (3) if each holder of initial notes exchanged in this exchange offer shall have represented that all exchange notes received by it shall be acquired by it in the ordinary course of its business and that at the time of the consummation of this exchange offer it shall have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes and shall have made such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to render the use of Form S-4 available; and

         (4) if no action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency with respect to this exchange offer which, in Carnival Corporation's and Carnival plc's judgment, would reasonably be expected to impair the ability of Carnival Corporation and Carnival plc to proceed with this exchange offer.

         These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. Notwithstanding the foregoing, all conditions to the exchange offer must be satisfied or waived before the expiration of this exchange offer. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

         If we determine that we may terminate this exchange offer because any of these conditions are not satisfied, we may:

         (1) refuse to accept and return to their holders any initial notes that have been tendered,

         (2) extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders, or

         (3) waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled "--Expiration Date; Extensions; Amendments; Termination."

ACCOUNTING TREATMENT

         We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

EXCHANGE AGENT

         We have appointed U.S. Bank National Association, as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

                  By mail:

                  U.S. Bank National Association
                  EP-MN-WS2N
                  60 Livingston Avenue
                  St. Paul, MN 55107
                  Attention: Specialized Finance Department

                  By hand/overnight delivery:
                  U.S. Bank National Association
                  EP-MN-WS2N
                  60 Livingston Avenue
                  St. Paul, MN  55107

                  Facsimile Transmission:   (651) 495-8158
                  Confirm by Telephone:     (800) 934-6802
                  Attention:  Specialized Finance Department

FEES AND EXPENSES

         We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

         We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.

         We will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

         (1) certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered,

         (2) tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal, or

         (3) a transfer tax is payable for any reason other than the exchange of the initial notes in this exchange offer.

         If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.

YOUR FAILURE TO PARTICIPATE IN THE EXCHANGE OFFER WILL HAVE ADVERSE CONSEQUENCES

         The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

         In addition, except as set forth in this paragraph, you will not be able to otherwise obligate us to register the initial notes under the Securities Act. You will not be able to require us to register your initial notes under the Securities Act unless:

         o there is a change in law, SEC rules or regulations or applicable interpretations thereof by the staff of the Commission and, as a result of such change, Carnival Corporation and Carnival plc are not permitted to effect an exchange offer;

         o the exchange offer is not declared effective within 210 days of the date of the issuance of the initial notes or it is not consummated within 240 days of the date of the issuance of the initial notes;

         o the initial purchasers not permitted under applicable law to participate in the exchange offer so request a registration; or

         o you are not permitted by the federal securities laws or applicable interpretations thereof by the staff of the Commission to participate in the exchange offer or do not receive fully tradable exchange notes in the exchange offer.

         In these cases, solely with respect to those persons affected by any of the points listed above, we and Carnival plc will at our sole expense,

         o as promptly as practicable, file the Shelf Registration Statement covering resales of the initial notes;

         o use commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act no later than 240 days after the date of the issuance of the initial notes; and

         o use commercially reasonable efforts to keep effective the Shelf Registration Statement until the earlier of two years after the date of issuance of the initial notes or such time as all of the applicable notes have been sold thereunder.

                  We do not currently anticipate that we will register under the Securities Act any initial notes that remain outstanding after completion of the exchange offer.

DELIVERY OF PROSPECTUS

         Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

                            DESCRIPTION OF THE NOTES

         The initial notes were issued and the exchange notes will be issued under the indenture dated as of April 25, 2001, between us and U.S. Bank National Association (formerly known as U.S. Bank Trust National Association), as trustee, as supplemented by a fourth supplemental indenture executed on the issue date of the initial notes. We refer to the indenture, as so supplemented, as the "indenture." When we refer to the notes in this "Description of Notes," we mean the initial notes and the exchange notes.

         The following summary does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, all of the provisions of the notes and the indenture. We urge you to read the indenture and the form of the notes, which you may obtain from us upon request. As used in this description, all references to "our company," "we," "us" or "our" mean Carnival Corporation, excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries and all references to Carnival plc mean Carnival plc, excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

GENERAL

         The exchange notes will be exchanged for the initial notes of which $550,000,000 in aggregate principal amount were issued on November 10, 2003. The indenture provides that we will have the ability to issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes. Any additional notes will, together with the notes issued, constitute a single series of notes under the indenture. The notes will mature on November 15, 2007. The notes will be payable at the office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.

         The notes bear interest at the rate of 3.75% per year on the principal amount from the issue date, or from the most recent date to which interest has been paid or provided for, until November 15, 2007. Interest will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing on May 15, 2004, to holders of record at the close of business on the May 1 or November 1 immediately preceding such interest payment date. Each payment of interest on the notes will include interest accrued through the day before the applicable interest payment date (or redemption date, as the case may be). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day.

         Interest will cease to accrue on a note upon its maturity or redemption. We may not reissue a note that has matured or been redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such note.

         Notes may be presented for exchange or registration of transfer at the office of the registrar, such agent initially being the trustee. We will not charge a service fee for any registration of transfer or exchange of the notes.

GUARANTEE

         Carnival plc is guaranteeing Carnival Corporation's monetary obligations under the notes on an unsecured and unsubordinated basis. See "Description of the Carnival plc Guarantee."

RANKING

         The notes and the Carnival plc guarantee will be unsecured and unsubordinated obligations and will rank equal in right of payment to all of the existing and future unsecured and unsubordinated indebtedness of Carnival Corporation and Carnival plc, respectively. However, the notes and the Carnival plc guarantee will be effectively subordinated to all existing and future obligations of our subsidiaries and the subsidiaries of Carnival plc, respectively, and to any secured debt of Carnival Corporation and Carnival plc, respectively, to the extent of any security.

         As of February 29, 2004, Carnival Corporation and Carnival plc had $7.83 billion of total consolidated indebtedness. Of this amount:

         o Carnival Corporation and Carnival plc had an aggregate of $5.89 billion of unsecured, unsubordinated indebtedness outstanding, which amount includes guarantees of $1.63 billion of unsecured indebtedness of their subsidiaries;

         o Carnival Corporation and Carnival plc had an aggregate of $192 million of secured indebtedness outstanding, not including any guarantees of their subsidiaries' secured indebtedness;

         o The subsidiaries of Carnival Corporation and Carnival plc had an aggregate of $1.21 billion of secured indebtedness, of which $985 million was guaranteed by Carnival Corporation and/or Carnival plc;

         o The subsidiaries of Carnival Corporation and Carnival plc had an aggregate of $2.17 billion of unsecured indebtedness outstanding; and

         o The subsidiaries of Carnival Corporation and Carnival plc had an aggregate of $3.38 billion of indebtedness, of which $765 million was not guaranteed by Carnival Corporation or Carnival plc.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

         The indenture provides that we may not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, unless:

         o the successor or transferee entity, if other than us, expressly assumes by a supplemental indenture executed and delivered to the trustee, in form reasonably satisfactory to the trustee, the due and punctual payment of the principal of, any premium on and any interest on, all the outstanding notes and the performance of every covenant in the indenture to be performed or observed by us;

         o immediately after giving effect to the transaction, no Event of Default, as defined in the indenture, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

         o we have delivered to the trustee an officers' certificate and an opinion of counsel, each in the form required by the indenture and stating that such consolidation, merger, conveyance or transfer and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the foregoing provisions relating to such transaction.

         In case of any such consolidation, merger, conveyance or transfer, the successor entity will succeed to and be substituted for us as obligor on the notes, with the same effect as if it had been named in the indenture as our company.

EVENTS OF DEFAULT; WAIVER AND NOTICE

         An event of default is defined in the indenture as:

         (a) default for 30 days in payment of any interest on the notes (including additional interest under the registration rights agreement described below) when it becomes due and payable;

         (b) default in payment of principal of or any premium on the notes at maturity or redemption price when the same becomes due and payable;

         (c) default in the payment (after any applicable grace period) of any indebtedness for money borrowed by our company, Carnival plc or a Subsidiary of either in excess of $50 million in aggregate principal amount (excluding such indebtedness of any Subsidiary other than a Significant Subsidiary, all the indebtedness of which Subsidiary is nonrecourse to our company or any other Subsidiary) or default on such indebtedness that results in the acceleration of such indebtedness prior to its express maturity, if such indebtedness is not discharged, or such acceleration is not annulled, by the end of a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% of the aggregate principal amount of the outstanding notes;

         (d) default by us in the performance of any other covenant contained in the indenture for the benefit of the notes that has not been remedied by the end of a period of 60 days after notice is given as specified in the indenture;

         (e) unless Carnival plc has become or has been merged with or has been otherwise consolidated with the primary obligor under the notes and the indenture, the Carnival plc guarantee ceases to be in full force and effect or is declared null and void or Carnival plc denies that it has any further liability under its guarantee to the note holders, or has given notice to such effect (other than by reason of the termination of the indenture or the release of such guarantee in accordance with the indenture), and such condition shall have continued for period of 30 days after written notice of such failure requiring Carnival plc or us to remedy the same shall have been given to us by the trustee or to us and the trustee by the holders of 25% in aggregate principal amount of the notes outstanding; and

         (f) certain events of bankruptcy, insolvency and reorganization of our company, Carnival plc or a Significant Subsidiary of either.

         When we refer to a "Significant Subsidiary," we mean any Subsidiary, the Net Worth of which represents more than 10% of the Consolidated Net Worth of Carnival Corporation, Carnival plc and their combined Subsidiaries. The terms "Subsidiary," "Net Worth" and "Consolidated Net Worth" are defined in the indenture.

         The indenture provides that:

         o if an event of default described in clause (a), (b), (c), (d) or (e) above has occurred and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes may declare the principal amount of the notes then outstanding, and any accrued and unpaid cash interest through the date of such declaration, to be due and payable immediately;

         o upon certain conditions such declarations may be annulled, and past defaults (except for defaults in the payment of principal of, any premium on or interest on, the notes and in compliance with certain covenants) may be waived by the holders of a majority in aggregate principal amount of the notes then outstanding; and

         o if an event of default described in clause (f) occurs and is continuing, then the aggregate principal amount of all notes issued under the indenture and then outstanding, together with any accrued interest through the occurrence of such event, shall become and be due and payable immediately, without any declaration or other act by the trustee or any other holder.

         In case of default in payment of the principal amount of the notes, whether at the stated maturity or upon redemption, from and after the maturity date, the notes will bear interest, payable upon demand of their beneficial owners, at the rate of 3.75% per year, to the extent that payment of any interest is legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the notes to the date payment of that amount has been made or duly provided for.

         Under the indenture, the trustee must give to the holders of notes notice of all uncured defaults known to it with respect to the notes within 90 days after such a default occurs (the term default to include the events specified above without notice or grace periods); provided that, except in the case of default in the payments of principal of, any premium on, any of the notes, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the notes.

         No holder of any notes may institute any action under the indenture unless:

         o such holder has given the trustee written notice of a continuing event of default with respect to the notes;

         o the holders of not less than 25% in aggregate principal amount of the notes then outstanding have requested the trustee to institute proceedings in respect of such event of default;

         o such holder or holders have offered the trustee such reasonable indemnity as the trustee may require;

         o the trustee has failed to institute an action for 60 days thereafter; and

         o no inconsistent direction has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of notes.

         The holders of a majority in aggregate principal amount of the notes affected and then outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes. The indenture provides that, if an event of default occurs and is continuing, the trustee, in exercising its rights and powers under the indenture, will be required to use the degree of care of a prudent man in the conduct of his own affairs. The indenture further provides that the trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the indenture unless it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is reasonably assured to it.

         We must furnish to the trustee within 120 days after the end of each fiscal year a statement of our company signed by one of the officers of our company to the effect that a review of our activities during such year and our performance under the indenture and the terms of the notes has been made, and, to the knowledge of the signatory based on such review, we have complied with all conditions and covenants of the indenture or, if we are in default, specifying such default.

MODIFICATION OF THE INDENTURE

         We and the trustee may, without the consent of the holders of the notes issued under the indenture, enter into supplemental indentures for, among others, one or more of the following purposes:

         o to evidence the succession of another company to our company, and the assumption by such successor of our obligations under the indenture and the notes;

         o to add covenants of our company, or surrender any rights of our company, or add any rights for the benefit of the holders of notes;

         o to cure any ambiguity, omission, defect or inconsistency in such indenture;

         o to provide for the issuance of additional notes in accordance with the indenture;

         o to establish the form or terms of any other series of debt securities, including any subordinated securities;

         o to evidence and provide the acceptance of any successor trustee with respect to the notes or one or more other series of debt securities or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with such indenture; and

         o        to provide any additional events of default.

         With certain exceptions, the indenture, the Carnival plc guarantee and the rights of the holders of the notes may be modified by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding, but no such modification may be made without the consent of the holder of each outstanding note affected thereby that would:

         o reduce the principal amount or interest rate of a note, change the maturity of any payment of principal of, or any premium on, any notes, or change any place of payment where, or the coin or currency in which, any note or any premium is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption, on or after the redemption date);

         o reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required for any such modification, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences provided for in the indenture; or

         o modify any of the provisions of certain sections of the indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding notes affected thereby.

DISCHARGE OF THE INDENTURE

         We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee or the paying agent after the notes have become due and payable, whether at maturity, on any redemption date or otherwise, cash sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by our company.

GOVERNING LAW

         The indenture and the notes are governed by and construed in accordance with the laws of the State of New York.

BOOK-ENTRY SYSTEM

         The exchange notes initially will be represented by one or more notes in registered, global form without interest coupons (each, a "global security"). The global securities will be deposited upon issuance with the trustee as custodian for DTC and registered in the name of DTC or its respective nominee, as the case may be, in each case for credit to an account of a direct or indirect participant in the depositaries as described below.

         Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the initial purchasers with the respective principal amounts of the notes represented by the global security. Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. Owners of beneficial interests in the notes represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

         So long as DTC or its respective nominee, as the case may be, is the registered owner of a global security, DTC or its respective nominee, as the case may be, will be considered the sole owner or holder of the notes presented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders thereof under the indenture. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of notes under the global securities or the indenture. Payment of principal amounts on notes registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. None of our company, Carnival plc, the trustee, any paying agent or the registrar for the notes will have any responsibility or liability for any aspect of the records relating to or payment made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

         We expect that DTC or its nominees, upon receipt of any payment of the principal amount will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

         DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

         Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

         If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days or if an event of default has occurred and is continuing, we will issue notes in definitive form in exchange for that entire global security for the notes. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of notes represented by such global security equal in principal amount to such beneficial interest and to have such notes registered in its name. Notes so issued in definitive form will be issued as registered notes, appropriately legended, in denominations of $1,000 principal amount and integral multiples thereof, unless otherwise specified by us.

PAYMENT OF ADDITIONAL AMOUNTS

         We will agree that any amounts payable on the notes will be paid without deduction or withholding for any taxes, levies, imposts or other governmental charges imposed, assessed, levied or collected by or for the account of the Republic of Panama or any of its political subdivisions or taxing authorities or by or for the account of the jurisdiction of incorporation (other than the United States) of a successor corporation to us, to the extent that such taxes first become applicable as a result of the successor corporation becoming the obligor on the notes ("covered taxes"). In addition, if deduction or withholding of any covered taxes is ever required by the Republic of Panama or any of its political subdivisions or taxing authorities (or the jurisdiction of incorporation (other than the United States) of a successor corporation to
us), we will pay any additional amounts ("additional amounts") required to make the net amounts paid to the holders of the notes or the trustee under the indenture, as the case may be, after such deduction or withholding, equal to the amounts of principal, premium, if any, interest, if any, and sinking fund or analogous payments, if any, to which those holders or the trustee are entitled. We are not required to pay additional amounts in respect of the following taxes ("excluded taxes"):

         o any present or future covered taxes which would not have been so imposed, assessed, levied or collected if the holder or beneficial owner of the relevant note did not have some present or former connection with the Republic of Panama (or jurisdiction of incorporation of a successor corporation to
                  us) or any such political subdivision of any such jurisdiction other than holding or owning a note, or collecting principal and interest, if any, on, or the enforcement of such note, which connection may include its domicile, residence or physical presence in such jurisdiction, or its conduct of a business or maintenance of a permanent establishment therein;

         o any present or future covered taxes which would not have been so imposed, assessed, levied or collected but for the fact that, where presentation is required, the relevant note was presented for payment on a date more than thirty days after the date the payment became due or was provided for, whichever is later; or

         o any present or future covered taxes which would not have been so imposed, assessed, levied or collected but for the failure by the holder to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the Republic of Panama (or the jurisdiction of incorporation of a successor corporation to us) or any of its political subdivisions of the holder or beneficial owner of the relevant note, if compliance is required by statute or by rules or regulations of any such jurisdiction as a condition to relief or exemption from covered taxes.

         We or any successor to us, as the case may be, will indemnify and hold harmless each holder of the notes and upon written request reimburse each holder for the amount of:

         o any covered taxes levied or imposed and paid by the holder of the notes (other than excluded taxes) as a result of payments made with respect to the notes;

         o any liability (including penalties, interest and expenses) arising from or in connection with the levying or imposing of any covered taxes; and

         o any covered taxes levied or imposed with respect to payment of additional amounts or any reimbursement pursuant to this list.

         We or our successor, as the case may be, will also (1) make such withholding or deduction and (2) remit the full amount deducted or withheld, to the relevant authority in accordance with applicable law. We or any successor to us, as the case may be, will furnish the trustee within 30 days after the date the payment of any covered taxes is due, certified copies of tax receipts evidencing the payment by us or any successor to us, as the case may be. The trustee will forward copies of the tax receipts to the holders of the notes.

         At least 30 days prior to each date on which any payment under or with respect to the notes is due and payable, if we will be obligated to pay additional amounts with respect to those payments, we will deliver to the trustee an officers' certificate stating that additional amounts will be payable, stating the amounts that will be payable, and setting forth any other information necessary to enable the trustee to pay the additional amounts to holders of the notes on the payment date.

REDEMPTION OR ASSUMPTION OF NOTES UPON CHANGES OR AMENDMENT TO LAWS

         If as the result of any change in or any amendment to the laws, including any regulations and any applicable double taxation treaty or convention, of the Republic of Panama (or any jurisdiction of incorporation of a successor corporation to us other than the United States), or of any of its political subdivisions or taxing authorities affecting taxation, or any change in an application or interpretation of those laws, which change, amendment, application or interpretation becomes effective on or after the original issuance date of the notes (or, in certain circumstances, the later date on which a corporation becomes a successor corporation to us), we determine based upon an opinion of independent counsel of recognized standing that (i) we would be required to pay additional amounts on the next succeeding date for the payment thereof, or (ii) any taxes would be imposed (whether by way of deduction, withholding or otherwise) by the Republic of Panama (or the jurisdiction of incorporation, other than the United States, of a successor corporation to us) or by any of its political subdivisions or taxing authorities, upon or with respect to any principal, premium, if any, interest, if any, or sinking fund or analogous payments, if any, then we may, at our option, on giving not less than 30 nor more than 60 days irrevocable notice, redeem the notes in whole at any time at a redemption price equal to 100% of the principal amount of the notes to be purchased plus accrued interest to the redemption date. No notice of redemption may be given more than 90 days prior to the earliest date on which we would be obligated to pay the additional amounts or tax would be imposed, as the case may be. Also, at the time that the notice of redemption is given, the obligation to pay additional amounts or tax, as the case may be, must be in effect.

                    DESCRIPTION OF THE CARNIVAL PLC GUARANTEE

         Carnival plc is guaranteeing our monetary obligations under the exchange notes on an unsecured and unsubordinated basis. Carnival plc's guarantee is being issued under its deed of guarantee, which Carnival plc and we executed at the closing of the DLC transaction on April 17, 2003. At the closing of the DLC transaction, Carnival plc and we also executed a separate deed of guarantee reciprocal to Carnival plc's, under which we guaranteed specified obligations of Carnival plc owed to its creditors. The following description is a summary of the material provisions of Carnival plc's deed of guarantee. The summary is not complete and may not cover information that you may find important. Accordingly, this summary is subject to, and qualified in its entirety by reference to, the detailed provisions of Carnival plc's deed of guarantee. You should read Carnival plc's deed of guarantee carefully and in its entirety because it, and not this description, defines your rights under the Carnival plc deed of guarantee.

FORM OF GUARANTEE

         The Carnival plc guarantee will be in uncertificated form.

OBLIGATIONS GUARANTEED

         Under Carnival plc's deed of guarantee, Carnival plc has fully, unconditionally and irrevocably undertaken and promised to us that Carnival plc will, as a continuing obligation, make to the creditor to whom or to which it is owed the proper and punctual payment of each of the following obligations, following written demand on us and/or, to the extent applicable the relevant primary obligor, if for any reason we do not make such payment on the relevant due date:

         o any contractual monetary obligations owed to our creditors incurred under an agreement entered into since completion of the DLC transaction;

         o any contractual monetary obligations of other persons, referred to as principal debtors, which are guaranteed by us and incurred under an agreement entered into since completion of the DLC transaction; and

         o any other obligation of any kind that may be agreed in writing between us and Carnival plc.

         Carnival plc's deed of guarantee provides that the creditors to whom our obligations are owed are intended third party beneficiaries of Carnival plc's deed of guarantee. Subject to protective procedures for existing and new beneficiaries of Carnival plc's deed of guarantee, we and Carnival plc may exclude obligations from coverage under Carnival plc's deed of guarantee by agreement, as described below under "--Exclusions from the Guarantee."

         Should any obligation not be recoverable from Carnival plc as a result of the obligation becoming void, voidable or unenforceable against us, Carnival plc also has agreed that it will, as sole, original and independent obligor, make payment on such obligation by way of a full indemnity. Unless otherwise provided in Carnival plc's deed of guarantee, Carnival plc's liabilities and obligations under Carnival plc's deed of guarantee will remain in force notwithstanding any act, omission, neglect, event or matter which would not affect or discharge our liabilities owed to the relevant creditor, including, without limitation:

         o anything which would have discharged Carnival plc, wholly or in part, but not us;

         o anything which would have offered Carnival plc, but not us, any legal or equitable defense; and

         o any winding-up, insolvency, dissolution and/or analogous proceeding of, or any change in constitution or corporate identity or loss of corporate identity by, us or any other person or entity.

         In the event that Carnival plc is required under the Carnival plc deed of guarantee to make a payment to a creditor, we will reimburse Carnival plc for those payments.

EXCLUSIONS FROM THE GUARANTEE

         We and Carnival plc may, by entering into a supplemental deed and by giving the required notice, exclude from the scope of Carnival plc's deed of guarantee obligations of a particular type, or a particular obligation or obligations, incurred after a specified date. The specified date must be:

         o in the case of obligations of a particular type, at least three months after the date on which notice of the relevant exclusion is given, or

         o in the case of a particular obligation, at least five business days, or such shorter period as the relevant creditor may agree, after the date on which notice is given to the relevant creditor.

However, no such agreement or exclusion shall be effective with respect to any obligation incurred before, or arising out of, any credit or similar facility available for use at, the time at which the relevant agreement or exclusion becomes effective. Therefore, under this provision we and Carnival plc would not be able to exclude the notes or the indenture governing the notes from the scope of Carnival plc's deed of guarantee after the issuance of the notes without the consent of the trustee under the indenture and the requisite holders of the notes.

NO DEFENSE, SET-OFF AND COUNTERCLAIM

         In respect of any claim against Carnival plc by a creditor under Carnival plc's deed of guarantee, Carnival plc will not have available to it:

         o by way of defense or set-off, any matter that arises from or in connection with Carnival plc's deed of guarantee, and which would have been available to Carnival plc by way of defense or set-off if the proceedings had been brought against Carnival plc by us,

         o by way of defense or set-off, any matter that would have been available to Carnival plc by way of defense or set-off against a creditor if the creditor had been a party to Carnival plc's deed of guarantee, or

         o by way of counterclaim any matter not arising from Carnival plc's deed of guarantee that would have been available to Carnival plc by way of counterclaim against a creditor if the creditor had been a party to Carnival plc's deed of guarantee.

GOVERNING LAW AND JURISDICTION

         Carnival plc's deed of guarantee is governed and construed in accordance with the laws of the Isle of Man. All actions or proceedings arising out of or in connection with Carnival plc's deed of guarantee must be exclusively brought in courts in England. In addition, the issuance of the Carnival plc guarantee will not affect the governing law of the notes and the related indenture, which will be governed by the laws of the State of New York. It is therefore likely that the governing law and the jurisdiction in which actions may be brought in respect of the Carnival plc guarantee will be different from those for the notes. See "Risk Factors--Risks Relating to the Guarantees--Carnival plc's guarantee is governed by the laws of a foreign jurisdiction, and an action to enforce the guarantee must be brought in the courts of England."

TERMINATION

         No termination of Carnival plc's deed of guarantee will be effective with respect to any obligation under Carnival plc's deed of guarantee incurred before, or arising out of, any credit or similar facility available for use at, the time at which the termination becomes effective. Therefore, after the issuance of the notes, the termination provisions described below will not apply to the notes without the consent of the trustee under the indenture and the requisite holders of the notes.

         Subject to that limitation, Carnival plc's deed of guarantee will terminate:

         o automatically upon the termination or the discontinuance of effectiveness of the Equalization and Governance Agreement, which was entered into by us and Carnival plc at the closing of the DLC transaction and is the primary agreement governing the ongoing relationship between us and Carnival plc as a dual listed company operating as a single economic entity,

         o automatically upon the termination or discontinuance of effectiveness of our deed of guarantee, or

         o on such future date as Carnival plc may determine with the giving of three months' notice following our consenting to such termination, although our consent shall not be required if prior to the date set out in such notice a resolution is passed or an order is made for the liquidation of us.

AMENDMENT

         We and Carnival plc may amend Carnival plc's deed of guarantee by entering into a supplemental deed. However, no amendment of Carnival plc's deed of guarantee will be effective with respect to any obligation under Carnival plc's deed of guarantee incurred before, or arising out of, any credit or similar facility available for use at, the time at which the amendment becomes effective. Therefore, after the issuance of the notes, no such amendment may become effective with respect to the notes without the consent of the trustee and the requisite holders of the notes.

                      CERTAIN PANAMANIAN AND UNITED STATES
                         FEDERAL INCOME TAX CONSEQUENCES

                                     PANAMA

         Under current Panamanian law, because we conduct all of our operations outside of Panama, we believe that no Panamanian taxes or withholding will be imposed on payments to holders of the notes.

                                  UNITED STATES

         The following is a discussion of certain United States federal income tax consequences associated with the exchange of initial notes for exchange notes pursuant to the exchange offer and of the ownership and disposition of those exchange notes by U.S. holders and non-U.S. holders, each as defined below, who acquire the exchange notes in the exchange offer. This discussion is based on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions and administrative rulings and practice, and interpretations of the foregoing, all as of the date of this offering. All of the foregoing authorities are subject to change, possibly with retroactive effect, and any such change may result in United States federal income tax consequences to a holder that are materially different from those described below. This summary applies to you only if you hold the exchange notes as capital assets within the meaning of the Code. This discussion does not purport to be a complete analysis of all the potential U.S. federal income tax considerations of participation in the exchange offer and does not discuss any estate, gift, state, local or foreign considerations. This discussion also does not address all federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules, such as life insurance companies, tax-exempt organizations, dealers in securities or currencies, regulated investment companies, banks or other financial institutions, partnerships, S corporations and other flow-through entities for federal income tax purposes, holders subject to the alternative minimum tax, expatriates, investors whose functional currency is not the U.S. dollar and investors who hold notes as part of a hedge, straddle, conversion transaction or a synthetic security or other integrated transaction. We have not obtained, nor do we intend to obtain, any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and we can not assure you it the IRS will agree with these statements and conclusions.

         IF YOU ARE CONSIDERING PARTICIPATING IN THE EXCHANGE OFFER, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

THE EXCHANGE OFFER

         The exchange of the initial notes for the exchange notes pursuant to the exchange offer will not be treated as a taxable event to U.S. holders or non-U.S. holders, each as defined below. Consequently, no gain or loss will be realized by a holder upon a receipt of an exchange note, the holding period of the exchange note will include the holding period of the initial note exchanged for such exchange note and the adjusted tax basis of the exchange note will be the same as the adjusted tax basis, immediately before the exchange, of the initial note exchanged for the exchange note. The U.S. federal income tax consequences of holding and disposing of an exchange note generally should be the same as the U.S. federal income tax consequences of holding and disposing of an initial note.

U.S. HOLDERS

         This summary applies to you if you are a U.S. holder. For purposes of this summary, the term "U.S. holder" means a beneficial owner of initial notes who exchanges such notes for exchange notes pursuant to the exchange offer that is:

         o        a citizen or individual resident of the United States;

         o a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the U.S. or any of its political subdivisions;

         o an estate the income of which is subject to United States federal income taxation regardless of its source; and

         o a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

         If a partnership holds exchange notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in such a partnership, you should consult your own tax advisor.

         PAYMENTS OF INTEREST ON THE NOTES. Interest paid on an exchange note generally will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. holder's method of accounting for United States federal income tax purposes. Under the "branch tax" rules of the Code, it is possible that, notwithstanding that the Company is a Panamanian corporation, some or all interest payable on the exchange notes may be treated as United States source income for United States federal income tax purposes.

         We do not expect the exchange notes to be issued with original issue discount. If, however, the exchange notes are issued with more than a de minimis amount of original issue discount, then such original issue discount would be treated for United States federal income tax purposes as accruing over the term of the exchange notes as interest income to a U.S. holder. For these purposes, a de minimis amount of original issue discount is an amount equal to 0.0025 multiplied by the stated redemption price at maturity and the number of complete years to maturity from the issue date. If it is determined that the exchange notes have original issue discount, in compliance with Treasury Regulations, we will provide certain information to the IRS and U.S. holders that is relevant to determining the amount of original issue discount in each accrual period. Holders should consult their tax advisors regarding the consequences to them if the exchange notes are issued with more than a de minimis amount of original issue discount.

         MARKET DISCOUNT. If a U.S. holder purchased an initial note at initial issuance for an amount that is less than its issue price or purchased an initial note after initial issuance but prior to this exchange offer for an amount that was less than the stated principal amount of the note and in either case a DE MINIMIS exception does not apply, the difference will be treated as market discount. If a U.S. holder exchanges an initial note, with respect to which there is market discount, for an exchange note pursuant to the exchange offer, the market discount applicable to the initial note will carry over to the exchange note so received. In that case, unless the U.S. holder makes an election to include market discount in income as it accrues, any partial principal payment on the exchange note, gain realized on the sale, exchange or retirement of the exchange note and unrealized appreciation on some nontaxable dispositions of the exchange note will be treated as ordinary income to the extent of the market discount that has not been previously included in income and that is treated as having accrued on the exchange note prior to the payment or disposition. A U.S. holder also might be required to defer all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the exchange note, unless the U.S. holder has made an election to include the market discount in income as it accrues. Unless the U.S. holder elects to treat market discount as accruing on a constant yield method, market discount will be treated as accruing on a straight line basis over the term of the exchange note. An election made to include market discount in income as it accrues will apply to all debt instruments acquired by the U.S. holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the Internal Revenue Service.

         BOND PREMIUM. If a U.S. holder purchased an initial note prior to this exchange offer for an amount that is in excess of all amounts payable on the initial note after the purchase date, other than payments of qualified stated interest, the excess will be treated as bond premium. If a U.S. holder exchanges an initial note, with respect to which there is bond premium, for an exchange note pursuant to the exchange offer, the bond premium applicable to the initial note will carry over to the exchange note so received. In general, a U.S. holder may elect to amortize bond premium over the remaining term of the exchange note on a constant yield method. The amount of bond premium allocable to any accrual period is offset against the qualified stated interest allocable to the accrual period. If, following the offset determination described in the immediately preceding sentence, there is an excess allocable bond premium remaining, that excess may, in some circumstances, be deducted. An election to amortize bond premium applies to all taxable debt instruments held at the beginning of the first taxable year to which the election applies and thereafter acquired by the U.S. holder and may be revoked only with the consent of the Internal Revenue Service.

         SALE, EXCHANGE, REDEMPTION AND OTHER DISPOSITION OF NOTES. You generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of an exchange note measured by the difference between (i) the amount of cash proceeds and the fair market value of any property you receive (except to the extent attributable to accrued but unpaid interest which, to the extent not previously taken into income, will generally be taxable as ordinary income), and (ii) your adjusted tax basis in such exchange note. A U.S. holder's tax basis in an exchange note will generally be the U.S. holder's cost for the initial note that was exchanged for such exchange note, increased by any accrued market discount previously included in income, and decreased by any amortized bond premium. Subject to the discussion of market discount above, gain or loss on the disposition of an exchange note will generally be capital gain or loss and will be long-term gain or loss if such exchange note has been held for more than one year at the time of such disposition. As indicated above, a holder's holding period of an exchange note will include such holder's holding period of the initial note exchanged for such exchange note pursuant to the exchange offer. If the U.S. holder is a U.S. resident (as defined in section 865 of the Code), gains realized upon disposition of an exchange note by such U.S. holder generally will be U.S. source income, and disposition losses generally will be allocated to reduce U.S. source income. The deductibility of capital losses is subject to limitations.

NON-U.S. HOLDERS

         The following is a summary of certain material U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of exchange notes. The term "non-U.S. holder" means a beneficial owner of exchange notes that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as "controlled foreign corporations", "passive foreign investment companies", "foreign personal holding companies", persons eligible for benefits under income tax conventions to which the United States is a party and certain U.S. expatriates. Non-U.S. holders should consult their own tax advisers to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

         PAYMENTS OF INTEREST. Under the "branch tax" rules of the Code, it is possible that, notwithstanding that the Company is a Panamanian corporation, some or all interest payable on the exchange notes may be treated as United States source income for United States federal income tax purposes. If any interest paid on the exchange notes is determined to be United States source income, the 30% United States federal withholding tax will not apply to any such payment of interest to you on a note provided that:

         o you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

         o you are not a "controlled foreign corporation" that is related to us within the meaning of section 864(d)(4) of the Code;

         o        you are not a bank whose receipt of interest on an exchange note is described in section 881(c)(3)(A) of the Code; and

         o you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)) or (b) you hold your exchange notes through certain foreign intermediaries, and you and the foreign intermediary satisfy the certification requirements of applicable U.S. Treasury regulations.

         Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

         If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of any applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the exchange note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. If you are engaged in a trade or business in the United States and interest on an exchange note is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax, provided you satisfy the certification requirements described above) in the same manner as if you were a U.S. person as defined under the Code, regardless of whether interest paid on the exchange notes is determined to be United States source income or not. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

ISSUES RELEVANT TO U.S. HOLDERS AND NON-U.S. HOLDERS

         INFORMATION REPORTING AND BACKUP WITHHOLDING. If you are a U.S. holder, in general, information reporting requirements may apply to payments of interest on the exchange notes and the proceeds of sale of an exchange note unless you are an exempt recipient (such as a corporation). Backup withholding tax will apply to such payments if you fail to provide your taxpayer identification number or certification of foreign or other exempt status or fail to report in full dividend and interest income.

         If you are a non-U.S. holder, in general, you will not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a U.S. person and you have given us the statement described above under "--Non-U.S. holders--Payments of Interest." In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of an exchange note within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld respect to, any interest paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

         Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished timely to the IRS.

         THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE DOES NOT ADDRESS ALL THE U.S. FEDERAL INCOME TAX CONSEQUENCES THAT MAY BE APPLICABLE TO A HOLDER OF EXCHANGE NOTES AND MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF PARTICIPATING IN THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF EXCHANGE NOTES INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. We and Carnival plc have agreed that, for a period of 90 days after the expiration of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

         We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to-such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of 90 days after the expiration of this exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the exchange notes has been passed upon for Carnival Corporation by Paul, Weiss, Rifkind, Wharton & Garrison LLP. Freshfields Bruckhaus Deringer has passed upon certain matters with respect to the laws of England and Wales. Dickinson Cruickshank & Co. has passed upon the validity of the guarantee offered by this prospectus by Carnival plc. Certain matters with respect to Panamanian law have been passed upon for Carnival Corporation by Tapia Linares y Alfaro.

         James M. Dubin and John J. O'Neil, partners of Paul, Weiss, Rifkind, Wharton & Garrison LLP, are the sole securityholders of various corporations which act as trustees or protectors of various trusts established for the benefit of members of the Arison family and charitable trusts. In these capacities, Messrs. Dubin and O'Neil had, as of February 23, 2004, shared voting or dispositive rights over approximately 23% of Carnival Corporation's outstanding common stock, representing approximately 18% of the total voting power of Carnival Corporation & plc. Paul, Weiss, Rifkind, Wharton & Garrison LLP also serves as counsel to Micky Arison, who is the chairman and chief executive officer of us and Carnival plc and other Arison family members and trusts.

                                     EXPERTS

         The consolidated financial statements of Carnival Corporation & plc incorporated in this prospectus by reference to Carnival Corporation & plc's joint Annual Report on Form 10-K for the fiscal year ended November 30, 2003 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of Carnival plc, formerly known as P&O Princess Cruises plc, as of December 31, 2002 and 2001, and for each of the years in the three year period ended December 31, 2002 have been incorporated by reference here in reliance on the report of KPMG Audit Plc, chartered accountants and registered auditor, incorporated by reference herein and upon the authority of said firm as experts in auditing and accounting. The audit report covering the December 31, 2002 financial statements refers to the adoption of FRS 19 Deferred Tax.

                       WHERE YOU CAN FIND MORE INFORMATION

         Carnival Corporation and Carnival plc are required to comply with the reporting requirements of the Securities Exchange Act of 1934 and, in accordance with those requirements, each of Carnival Corporation and Carnival plc file combined reports, proxy statements and other information with the SEC. We have also filed with the Commission a registration statement on Form S-4 to register the exchange notes. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. You can inspect and copy these reports, proxy statements and other information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. In addition, the SEC maintains a website (www.sec.gov) that contains the reports, proxy statements and other information that Carnival Corporation and Carnival plc have filed or will file. Material that Carnival Corporation and Carnival plc have filed may also be inspected at the library of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         Anyone who receives a copy of this prospectus may obtain a copy of the indenture and supplemental indenture without charge by writing: Carnival Corporation, 3655 N.W. 87th Avenue, Miami, Florida, 33178-2428, Attention:
Corporate Secretary.

================================================================================



                              CARNIVAL CORPORATION

                       EXCHANGE OFFER FOR ITS $550,000,000
                          3 3/4% SENIOR NOTES DUE 2007


                           __________________________

                                   PROSPECTUS

                                             , 2004
                           __________________________




         No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of Carnival Corporation since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to its date. We will update the information contained in this prospectus to the extent required by law during such time as this prospectus is required to be in use.



================================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Carnival Corporation's third amended and restated articles of incorporation and by-laws provide, subject to the requirements set forth therein, that with respect to any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, Carnival Corporation shall indemnify such person by reason of the fact that he is or was one of Carnival Corporation's or Carnival plc's directors or officers, and may indemnify such person by reason of the fact that he is or was one of Carnival Corporation's or Carnival plc's employees or agents or is or was serving at Carnival Corporation's or Carnival plc's request as a director, officer, employee or agent in another corporation, partnership, joint venture, trust or other enterprise, in either case against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to Carnival Corporation's or Carnival plc's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Carnival Corporation has entered into agreements with each of its directors providing essentially the same indemnities as are described in Carnival Corporation's third amended and restated articles of incorporation in the event that such director or such director's heirs, executors or administrators are made a party to threatened, pending or completed actions, suits or proceedings as described above.

Article 288 of Carnival plc's articles of association provides:

         "Subject to the provisions of the Companies Acts but without prejudice to any Indemnity to which a director may otherwise be entitled, every director or other officer of Carnival plc or of Carnival Corporation shall be indemnified out of the assets of Carnival plc against any liability incurred by him to the fullest extent permitted under the law."

         Under the UK Companies Act 1985, a UK company is not permitted to indemnify a director or officer of the company (or any person employed by the company as an auditor) against any liability in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

         UK companies, however, may:

         o purchase and maintain liability insurance for officers and directors; and

         o indemnify officers and directors against any liability incurred by him either in defending any proceedings in which judgment is given in his favor or he is acquitted, or in connection with the court granting him relief from liability in the case of honest and reasonable conduct.

         Carnival plc has entered into agreements with each of its directors providing essentially the same indemnities as are described in Carnival plc's articles of association as described above.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

3.1 Third Amended and Restated Articles of Incorporation of Carnival Corporation (incorporated by reference to Exhibit 3.1 to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 17, 2003)

3.2 Amended and Restated By-laws of Carnival Corporation (incorporated by reference to Exhibit 3.2 to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 17, 2003)

3.3 Articles of Association of Carnival plc (incorporated by reference to Exhibit 3.3 to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 17, 2003)

3.4 Memorandum of Association of Carnival plc (incorporated by reference to Exhibit 3.4 to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 17, 2003)

4.1 Indenture dated as of April 25, 2001, between Carnival Corporation and U.S. Bank Trust National Association, as trustee, relating to unsecured and unsubordinated debt securities (incorporated by reference to Exhibit No. 4.5 to the Registrant's registration statement on Form S-3, File No. 333-62950)

4.2 Fourth Supplemental Indenture, dated as of November 10, 2003, between Carnival Corporation and U.S. Bank National Association, as trustee, supplemental to Indenture, dated as of April 25, 2001, creating a series of Securities designated 3 3/4% Senior Notes due 2007.

4.3      Form of Exchange Note (included in Exhibit 4.2)

4.4 Carnival Corporation Deed of Guarantee between Carnival plc (formerly P&O Princess Cruises plc) and Carnival Corporation, dated as of April 17, 2003 (incorporated by reference to Exhibit 4.3 to Carnival plc and Carnival Corporation's joint registration statement on Form S-4, File No. 333-105671)

5.1      Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP

5.2      Opinion of Tapia Linares y Alfaro

5.3      Opinion of Freshfields Bruckhaus Deringer

5.4      Opinion of Dickinson Cruickshank & Co.

8.1      Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP

8.2      Opinion of Tapia Linares y Alfaro (included in Exhibit 5.2)

12.1 Pro Forma Ratio of Earnings to Fixed Charges of Carnival Corporation & plc for the year ended November 30, 2003 (incorporated by reference to Exhibit 12.1 to Carnival plc and Carnival Corporation's joint registration statement on Form S-3, File No. 333-11331001)

12.2 Ratio of Earnings to Fixed Charges of Carnival Corporation & plc for each of the five years ended November 30, 2003, 2002, 2001, 2000 and 1999 (incorporated by reference to Exhibit 12 to Carnival Corporation & plc joint Annual Report on Form 10-K for the year ended November 30,
         2003)

23.1 Consent of PricewaterhouseCoopers LLP, Independent Certified Public Accountants

23.2     Consent of KPMG Audit plc, Chartered Accountants

23.3     Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in
         Exhibit 5.1)

23.4     Consent of Tapia Linares y Alfaro (included in Exhibit 5.2)

23.5     Consent of Freshfields Bruckhaus Deringer (included in Exhibit 5.3)

23.6     Consent of Dickinson Cruickshank & Co. (included in Exhibit 5.4)

24       Powers of Attorney (included on signature pages)

25 Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of U.S. Bank National Association to act as Trustee under the Indenture dated as of April 25, 2001, as supplemented by the fourth supplemental indenture dated as of November 10, 2003 (incorporated by reference to Exhibit 25.1 to Carnival Corporation's Registration Statement on Form S-3, File No. 333-62950)

99.1     Letter of Transmittal

99.2     Form of Notice of Guaranteed Delivery


ITEM 22. UNDERTAKINGS

(a)      The undersigned Registrants hereby undertake:

         (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrants' annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (2) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information; and

          (3)     (i)      For purposes of determining any liability under
                           the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (ii) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer, or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b) The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 31st day of March, 2004.

                               CARNIVAL CORPORATION


                               By: /s/ Micky Arison
                                   -----------------------------------------
                                   Name: Micky Arison
                                   Title: Chairman of the Board of Directors
                                   and Chief Executive Officer


                                POWER OF ATTORNEY

         Each of the undersigned directors and officers of Carnival Corporation hereby severally constitutes and appoints Howard S. Frank, Gerald R. Cahill, David Bernstein or Arnaldo Perez and each of them, as attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any amendments to this registration statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the dates indicated by the following persons in the capacities indicated.

      SIGNATURES            TITLE                                                      DATE
      ----------            -----                                                      ----

/s/  Micky Arison           Chairman of the Board of Directors                    March 31, 2004
-------------------------   and Chief Executive Officer (Principal Executive
     Micky Arison           Officer)

/s/ Howard S. Frank
-------------------------   Vice-Chairman of the Board of Directors               March 31, 2004
   Howard S. Frank

/s/ Gerald R. Cahill        Executive Vice President and Chief Financial and      March 31, 2004
-------------------------   Accounting Officer (Principal Financial Officer
   Gerald R. Cahill         and Principal Accounting Officer)

/s/ Richard G. Capen, Jr.
-------------------------   Director                                              March 31, 2004
Richard G. Capen, Jr.

      SIGNATURES            TITLE                                                      DATE
      ----------            -----                                                      ----

/s/ Robert H. Dickinson
-------------------------   Director                                              March 31, 2004
 Robert H. Dickinson

/s/ Arnold W. Donald
-------------------------   Director                                              March 31, 2004
   Arnold W. Donald

/s/ Pier Luigi Foschi
-------------------------   Director                                              March 31, 2004
  Pier Luigi Foschi

/s/ Baroness Hogg
-------------------------   Director                                              March 31, 2004
    Baroness Hogg

/s/ A. Kirk Lanterman
-------------------------   Director                                              March 31, 2004
  A. Kirk Lanterman

/s/ Modesto A. Maidique
-------------------------   Director                                              March 31, 2004
 Modesto A. Maidique

/s/ John P. McNulty
-------------------------   Director                                              March 31, 2004
   John P. McNulty

/s/ Sir John Parker
-------------------------   Director                                              March 31, 2004
   Sir John Parker

/s/ Peter G. Ratcliffe
-------------------------   Director                                              March 31, 2004
  Peter G. Ratcliffe

/s/ Stuart Subotnick
-------------------------   Director                                              March 31, 2004
   Stuart Subotnick

/s/ Uzi Zucker
-------------------------   Director                                              March 31, 2004
      Uzi Zucker

                           SIGNATURES OF CARNIVAL PLC

         Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 31st day of March, 2004.

                               CARNIVAL PLC


                               By: /s/ Micky Arison
                                   -----------------------------------------
                                   Name: Micky Arison
                                   Title: Chairman of the Board of Directors
                                   and Chief Executive Officer

                                POWER OF ATTORNEY

         Each of the undersigned directors and officers of Carnival plc hereby severally constitutes and appoints Howard S. Frank, Gerald R. Cahill, David Bernstein or Arnaldo Perez and each of them, as attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any amendments to this registration statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the dates indicated by the following persons in the capacities indicated.

      SIGNATURES            TITLE                                                      DATE
      ----------            -----                                                      ----

/s/  Micky Arison           Chairman of the Board of Directors                    March 31, 2004
-------------------------   and Chief Executive Officer (Principal Executive
     Micky Arison           Officer)

/s/ Howard S. Frank
-------------------------   Vice-Chairman of the Board of Directors               March 31, 2004
   Howard S. Frank

/s/ Gerald R. Cahill        Executive Vice President and Chief Financial and      March 31, 2004
-------------------------   Accounting Officer (Principal Financial Officer
   Gerald R. Cahill         and Principal Accounting Officer)

/s/ Richard G. Capen, Jr.
-------------------------   Director                                              March 31, 2004
Richard G. Capen, Jr.

      SIGNATURES            TITLE                                                      DATE
      ----------            -----                                                      ----

/s/ Robert H. Dickinson
-------------------------   Director                                              March 31, 2004
Robert H. Dickinson

/s/ Arnold W. Donald
-------------------------   Director                                              March 31, 2004
  Arnold W. Donald

/s/ Pier Luigi Foschi
-------------------------   Director                                              March 31, 2004
 Pier Luigi Foschi

/s/ Baroness Hogg
-------------------------   Director                                              March 31, 2004
   Baroness Hogg

/s/ A. Kirk Lanterman
-------------------------   Director                                              March 31, 2004
 A. Kirk Lanterman

/s/ Modesto A. Maidique
-------------------------   Director                                              March 31, 2004
Modesto A. Maidique

/s/ John P. McNulty
-------------------------   Director                                              March 31, 2004
  John P. McNulty

/s/ Sir John Parker
-------------------------   Director                                              March 31, 2004
  Sir John Parker

/s/ Peter G. Ratcliffe
-------------------------   Director                                              March 31, 2004
 Peter G. Ratcliffe

/s/ Stuart Subotnick
-------------------------   Director                                              March 31, 2004
  Stuart Subotnick

/s/ Uzi Zucker
-------------------------   Director                                              March 31, 2004
     Uzi Zucker

                                  EXHIBIT INDEX


3.1 Third Amended and Restated Articles of Incorporation of Carnival Corporation (incorporated by reference to Exhibit 3.1 to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 17, 2003)

3.2 Amended and Restated By-laws of Carnival Corporation (incorporated by reference to Exhibit 3.2 to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 17, 2003)

3.3 Articles of Association of Carnival plc (incorporated by reference to Exhibit 3.3 to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 17, 2003)

3.4 Memorandum of Association of Carnival plc (incorporated by reference to Exhibit 3.4 to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 17, 2003)

4.1 Indenture dated as of April 25, 2001, between Carnival Corporation and U.S. Bank Trust National Association, as trustee, relating to unsecured and unsubordinated debt securities (incorporated by reference to Exhibit No. 4.5 to the Registrant's registration statement on Form S-3, File No. 333-62950)

4.2 Fourth Supplemental Indenture, dated as of November 10, 2003, between Carnival Corporation and U.S. Bank National Association, as trustee, supplemental to Indenture, dated as of April 25, 2001, creating a series of Securities designated 3 3/4% Senior Notes due 2007.

4.3      Form of Exchange Note (included in Exhibit 4.2)

4.4 Carnival Corporation Deed of Guarantee between Carnival plc (formerly P&O Princess Cruises plc) and Carnival Corporation, dated as of April 17, 2003 (incorporated by reference to Exhibit 4.3 to Carnival plc and Carnival Corporation's joint registration statement on Form S-4, File No. 333-105671)

5.1      Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP

5.2      Opinion of Tapia Linares y Alfaro

5.3      Opinion of Freshfields Bruckhaus Deringer

5.4      Opinion of Dickinson Cruickshank & Co.

8.1      Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP

8.2      Opinion of Tapia Linares y Alfaro (included in Exhibit 5.2)

12.1 Pro Forma Ratio of Earnings to Fixed Charges of Carnival Corporation & plc for the year ended November 30, 2003 (incorporated by reference to Exhibit 12.1 to Carnival plc and Carnival Corporation's joint registration statement on Form S-3, File No. 333-11331001)

12.2 Ratio of Earnings to Fixed Charges of Carnival Corporation & plc for each of the five years ended November 30, 2003, 2002, 2001, 2000 and 1999 (incorporated by reference to Exhibit 12 to Carnival Corporation & plc joint Annual Report on Form 10-K for the year ended November 30,
         2003)

23.1 Consent of PricewaterhouseCoopers LLP, Independent Certified Public Accountants

23.2     Consent of KPMG Audit plc, Chartered Accountants

23.3     Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in
         Exhibit 5.1)

23.4     Consent of Tapia Linares y Alfaro (included in Exhibit 5.2)

23.5     Consent of Freshfields Bruckhaus Deringer (included in Exhibit 5.3)

23.6     Consent of Dickinson Cruickshank & Co. (included in Exhibit 5.4)

24       Powers of Attorney (included on signature pages)

25 Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of U.S. Bank National Association to act as Trustee under the Indenture dated as of April 25, 2001, as supplemented by the fourth supplemental indenture dated as of November 10, 2003 (incorporated by reference to Exhibit 25.1 to Carnival Corporation's Registration Statement on Form S-3, File No. 333-62950)

99.1     Letter of Transmittal

99.2     Form of Notice of Guaranteed Delivery


                                     II-10